Exhibit 99.3

Select Income REIT

Index to Financial Statements

The following consolidated financial statements of Select Income REIT are included on the pages indicated:

Report of Independent Registered Public Accounting Firm

To the Trustees and Shareholders of Select Income REIT

We have audited the accompanying consolidated balance sheets of Select Income REIT (the ‘‘Company’’) as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedules listed in the Index at Item 15(a). These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 16, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 16, 2016

SELECT INCOME REIT

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	December 31,
	2015	2014
ASSETS
Real estate properties:
Land	$1,036,425	$756,160
Buildings and improvements	3,083,243	1,110,683
	4,119,668	1,866,843
Accumulated depreciation	(164,779)	(94,333)
	3,954,889	1,772,510

Acquired real estate leases, net	566,195	120,700
Cash and cash equivalents	17,876	13,504
Restricted cash	1,171	42
Rents receivable, including straight line rents of $92,264 and $64,894, respectively, net of allowance for doubtful accounts of $464 and $1,664, respectively	99,307	68,385
Deferred leasing costs, net	7,221	6,196
Deferred financing costs, net	16,323	3,416
Other assets	33,135	8,478
Total assets	$4,696,117	$1,993,231

LIABILITIES AND SHAREHOLDERS' EQUITY
Revolving credit facility	$303,000	$77,000
Term loan	350,000	350,000
Senior unsecured notes, net	1,435,632	-
Mortgage notes payable, net	286,747	18,816
Accounts payable and other liabilities	105,403	18,869
Assumed real estate lease obligations, net	86,495	26,475
Rents collected in advance	16,295	9,688
Security deposits	11,845	10,348
Due to related persons	3,740	1,588
Total liabilities	2,599,157	512,784

Commitments and contingencies	—	—

Shareholders' equity:
Common shares of beneficial interest, $.01 par value: 125,000,000 shares authorized; 89,374,029 and 59,959,750 shares issued and outstanding, respectively	894	600
Additional paid in capital	2,178,477	1,441,036
Cumulative net income	324,986	250,238
Cumulative other comprehensive loss	(19,587)	(23)
Cumulative common distributions	(387,810)	(211,404)
Total shareholders' equity	2,096,960	1,480,447
Total liabilities and shareholders' equity	$4,696,117	$1,993,231

See accompanying notes.

SELECT INCOME REIT

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(amounts in thousands, except per share data)

	Year Ended December 31,
	2015	2014	2013

REVENUES:
Rental income	$364,139	$189,743	$159,011
Tenant reimbursements and other income	64,226	32,937	29,312
Total revenues	428,365	222,680	188,323

EXPENSES:
Real estate taxes	37,460	22,202	20,271
Other operating expenses	41,953	18,597	16,111
Depreciation and amortization	122,906	41,054	31,091
Acquisition related costs	21,987	7,348	2,002
General and administrative	25,859	14,881	12,423
Total expenses	250,165	104,082	81,898

Operating income	178,200	118,598	106,425

Dividend income	1,666	—	—
Interest expense (including net amortization of debt premiums and discounts and deferred financing fees of $5,100, $1,579 and $1,462, respectively)	(73,885)	(12,974)	(13,763)
(Loss) gain on early extinguishment of debt	(6,845)	243	—
Loss on distribution to common shareholders of The RMR Group Inc. common stock	(23,717)	—	—
Income before income tax (expense) benefit, equity in earnings of an investee and gain on sale of property	75,419	105,867	92,662
Income tax (expense) benefit	(515)	(175)	96
Equity in earnings of an investee	20	87	334
Income before gain on sale of property	74,924	105,779	93,092
Gain on sale of property	-	116	—
Net income	74,924	105,895	93,092
Net income allocated to noncontrolling interest	(176)	—	—
Net income attributed to SIR	74,748	105,895	93,092

Other comprehensive income (loss):
Unrealized loss on investment in available for sale securities	(19,820)	—	—
Unrealized gain on interest rate swap	276	—	—
Equity in unrealized gain (loss) of an investee	(20)	2	(50)
Other comprehensive income (loss)	(19,564)	2	(50)
Comprehensive income	55,360	105,897	93,042
Comprehensive income allocated to noncontrolling interest	(176)	—	—
Comprehensive income attributed to SIR	$55,184	$105,897	$93,042

Weighted average common shares outstanding - basic	86,699	55,964	44,539
Weighted average common shares outstanding - diluted	86,708	56,035	44,592

Basic and diluted net income attributed to SIR per common share	$0.86	$1.89	$2.09

See accompanying notes.

SELECT INCOME REIT

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(dollars in thousands)

					Cumulative
	Number of		Additional	Cumulative	Other	Cumulative
	Common	Common	Paid In	Net	Comprehensive	Common
	Shares	Shares	Capital	Income	Income (Loss)	Distributions	Total
Balance at December 31, 2012	39,282,592	$393	$876,920	$51,251	$25	$(28,406)	$900,183
Net income	—	—	—	93,092	—	—	93,092
Issuance of shares, net	10,500,000	105	283,397	—	—	—	283,502
Share grants	47,200	—	577	—	—	—	577
Forfeited share grants	(251)	—	—	—	—	—	—
Other comprehensive loss	—	—	—	—	(50)	—	(50)
Distributions to common shareholders	—	—	—	—	—	(78,613)	(78,613)
Balance at December 31, 2013	49,829,541	498	1,160,894	144,343	(25)	(107,019)	1,198,691
Net income	—	—	—	105,895	—	—	105,895
Issuance of shares, net	10,066,209	101	279,111	—	—	—	279,212
Share grants	64,000	1	1,031	—	—	—	1,032
Other comprehensive income	—	—	—	—	2	—	2
Distributions to common shareholders	—	—	—	—	—	(104,385)	(104,385)
Balance at December 31, 2014	59,959,750	600	1,441,036	250,238	(23)	(211,404)	1,480,447
Net income and other equity adjustments	—	—	(662)	74,748	—	—	74,086
Issuance of shares, net	29,356,800	293	737,338	—	—	—	737,631
Share grants	65,100	1	895	—	—	—	896
Share repurchases	(6,851)	—	(130)	—	—	—	(130)
Forfeited share grants	(770)	—	—	—	—	—	—
Other comprehensive loss	—	—	—	—	(19,564)	—	(19,564)
Distributions to common shareholders	—	—	—	—	—	(157,597)	(157,597)
Distribution to common shareholders of The RMR Group Inc. common stock	—	—	—	—	—	(18,809)	(18,809)
Balance at December 31, 2015	89,374,029	$894	$2,178,477	$324,986	$(19,587)	$(387,810)	$2,096,960

See accompanying notes.

SELECT INCOME REIT

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December, 31
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$74,924	$105,895	$93,092
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	72,448	27,122	20,531
Net amortization of debt premiums and discounts and deferred financing fees	5,100	1,579	1,463
Amortization of acquired real estate leases and assumed real estate lease obligations	46,059	12,852	10,768
Amortization of deferred leasing costs	1,058	956	858
Provision for losses on rents receivable	(463)	844	352
Straight line rental income	(27,370)	(16,038)	(12,990)
Loss (gain) on early extinguishment of debt	6,845	(243)	—
Loss on distribution to common shareholders of The RMR Group Inc. common stock	23,717	—	—
Gain on sale of property	—	(116)	—
Other non-cash expenses, net	484	2,061	1,536
Equity in earnings of an investee	(20)	(87)	(334)
Change in assets and liabilities:
Restricted cash	16	—	—
Rents receivable	1,265	2,144	(3,812)
Deferred leasing costs	(1,888)	(1,464)	(1,641)
Other assets	(1,772)	(200)	(975)
Due from related persons	—	—	585
Accounts payable and other liabilities	28,287	(1,594)	1,392
Rents collected in advance	(3,587)	1,051	2,119
Security deposits	436	1,989	(976)
Due to related persons	2,234	(8)	(188)
Net cash provided by operating activities	227,773	136,743	111,780

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions	(2,179,621)	(223,205)	(373,937)
Real estate improvements	(3,797)	(2,175)	(5,669)
Proceeds from sale of properties, net	501,668	116	—
Investment in Affiliates Insurance Company	—	(825)	—
Investment in The RMR Group Inc.	(19,219)	—	—
Net cash used in investing activities	(1,700,969)	(226,089)	(379,606)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares, net	—	277,329	283,502
Proceeds from issuance of senior unsecured notes, net	1,433,694	—	—
Proceeds from borrowings	1,819,000	281,000	407,000
Payments of borrowings	(1,593,245)	(370,731)	(343,217)
Deferred financing fees	(23,761)	(388)	(1,194)
Distributions to common shareholders	(157,597)	(104,385)	(78,613)
Repurchase of common shares	(130)	—	—
Distributions to noncontrolling interest	(393)	—	—
Net cash provided by financing activities	1,477,568	82,825	267,478

Increase (decrease) in cash and cash equivalents	4,372	(6,521)	(348)
Cash and cash equivalents at beginning of period	13,504	20,025	20,373
Cash and cash equivalents at end of period	$17,876	$13,504	$20,025

See accompanying notes.

SELECT INCOME REIT

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(dollars in thousands)

	Year Ended December 31,
	2015	2014	2013
SUPPLEMENTAL DISCLOSURES:
Interest paid	$45,078	$11,598	$12,128
Income taxes paid	$293	$92	159

NON-CASH INVESTING ACTIVITIES:
Real estate and investment acquired by issuance of shares	$(736,740)	$—	$—
Real estate acquired by assumption of mortgage notes payable	$(297,698)	$—	$—
Additions to real estate included in accounts payable and other liabilities	$—	$—	$(1,095)
Real estate sold by assumption of mortgage notes payable	$29,955	$—	$—
Working capital assumed	$(13,333)	$—	$—

NON-CASH FINANCING ACTIVITIES:
Issuance of common shares	$—	$—	$577
Assumption of mortgage notes payable	$297,698	$—	$—
Mortgage notes payable assumed in real estate sale	$(29,955)	$—	$—
Issuance of SIR common shares	$736,740	$—	$—
Distribution to common shareholders of The RMR Group Inc. common stock	$(18,809)	$—	$—

See accompanying notes.

SELECT INCOME REIT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share data)

Note 1. Organization

Select Income REIT, or SIR, we, us or our, was organized as a real estate investment trust, or REIT, under Maryland law on December 19, 2011 as a wholly owned subsidiary of Equity Commonwealth (formerly known as CommonWealth REIT), or EQC, to primarily own and invest in single tenant, net leased properties. On February 16, 2012, we acquired 100% ownership of 30 initial properties ( 251 buildings, leasable land parcels and easements), or the Initial Properties, by means of a contribution from EQC to one of our subsidiaries. On March 12, 2012, we completed our initial public offering, or IPO, and we became a separate publicly owned company.

As of December 31, 2015, we owned 119 properties (360 buildings, leasable land parcels and easements) with a total of approximately 44,706,000 rentable square feet.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation. These consolidated financial statements include our accounts and the accounts of our subsidiaries, which are 100% owned or controlled directly or indirectly by us. The portion of a consolidated subsidiary that is not controlled by us, or the noncontrolling interest, is presented as a liability in our consolidated balance sheet and separately as net income allocated to noncontrolling interest in our consolidated statement of comprehensive income. See Note 8 for further information regarding a property we own pursuant to a joint venture. All intercompany transactions and balances with or among our consolidated subsidiaries have been eliminated.

Real Estate Properties. We record our properties at cost, and we calculate depreciation on real estate investments on a straight line basis over estimated useful lives generally ranging from 7 to 40 years. EQC estimated the purchase price allocations and the useful lives of our Initial Properties and we estimate the purchase price allocations and the useful lives of our other properties. In some circumstances, we engage independent real estate appraisal firms to provide market information and evaluations which are relevant to our purchase price allocations and determinations of useful lives; however, we are ultimately responsible for the purchase price allocations and determinations of useful lives.

We allocate the purchase prices of our properties to land, building and improvements based on determinations of the fair values of these assets assuming the properties are vacant. We determine the fair value of each property using methods similar to those used by independent appraisers. For properties qualifying as acquired businesses under The Financial Accounting Standards Board, or FASB, Accounting Standards Codification 805, Business Combinations, we allocate a portion of the purchase price to above market and below market leases based on the present value (using an interest rate which reflects the risks associated with acquired in place leases at the time each property was acquired by us) of the difference, if any, between (i) the contractual amounts to be paid pursuant to the acquired in place leases and (ii) our estimates of fair market lease rates for the corresponding leases, measured over a period equal to the terms of the respective leases. The terms of below market leases that include bargain renewal options, if any, are further adjusted if we determine that renewal to be probable. We allocate a portion of the purchase price to acquired in place leases and tenant relationships based upon market estimates to lease up the property based on the leases in place at the time of purchase. In making these allocations, we considered factors such as estimated carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs, such as leasing commissions, legal and other related expenses, to execute similar leases in current market conditions at the time a property was acquired by us. We allocate this aggregate value between acquired in place lease values and tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease. However, we have not separated the value of tenant relationships from the value of acquired in place leases because such value and related amortization expense is immaterial to the accompanying consolidated financial statements. If the value of tenant relationships becomes material in the future, we may separately allocate those amounts and amortize the allocated amount over the estimated life of the relationships.

We amortize capitalized above market lease values (included in acquired real estate leases in our consolidated balance sheets) and below market lease values (presented as assumed real estate lease obligations in our consolidated balance sheets) as a reduction or increase, respectively, to rental income over the terms of the associated leases. Such amortization resulted in changes to rental income of $3,430,  $196 and ($1,011) during the years ended December 31, 2015, 2014 and 2013, respectively. We amortize the value of acquired in place leases (included in acquired real estate leases in our consolidated balance sheets), exclusive of the value of above market and below market acquired in place leases, or Lease Origination Value, over the terms of the associated leases. Such amortization, which is included in depreciation and amortization expense, totaled $49,489,  $13,048 and $9,758 during the years ended December 31, 2015, 2014 and 2013, respectively. If a lease is terminated prior to its stated expiration, we write off the unamortized amounts relating to that lease.

At December 31, 2015 and 2014, our acquired real estate leases and assumed real estate lease obligations were as follows:

	December 31,
	2015	2014
Acquired real estate leases:
Capitalized above market lease values	$101,446	$44,851
Less: accumulated amortization	(22,577)	(17,396)
Capitalized above market lease values, net	78,869	27,455

Lease Origination Value	568,109	124,576
Less: accumulated amortization	(80,783)	(31,331)
Lease Origination Value, net	487,326	93,245
Acquired real estate leases, net	$566,195	$120,700

Assumed real estate lease obligations:
Capitalized below market lease values	$108,038	$40,323
Less: accumulated amortization	(21,543)	(13,848)
Assumed real estate lease obligations, net	$86,495	$26,475

As of December 31, 2015, the weighted average amortization periods for capitalized above market lease values, lease origination value and capitalized below market lease values were 13.4 years, 10.2 years, and 11.8 years, respectively.  Future amortization of net intangible acquired real estate lease assets and liabilities to be recognized over the current terms of the associated leases as of December 31, 2015 are estimated to be $52,778 in 2016, $51,949 in 2017, $51,013 in 2018, $48,553 in 2019, $47,832 in 2020 and $227,575 thereafter.

We recognize impairment losses on real estate investments when indicators of impairment are present and the estimated undiscounted cash flow from our real estate investments is less than the carrying amount of such real estate investments. Impairment indicators may include declining tenant occupancy, lack of progress releasing vacant space, tenant bankruptcies, low long term prospects for improvement in property performance, weak or declining tenant profitability, cash flow or liquidity, our decision to dispose of an asset before the end of its estimated useful life and legislative or, market or industry changes that could permanently reduce the value of a property. We review our properties for impairment quarterly, or whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. If indicators of impairment are present, we evaluate the carrying value of the related property by comparing it to the expected future undiscounted cash flows expected to be generated from that property. If the sum of these expected future undiscounted cash flows is less than the carrying value, we reduce the net carrying value of the property to its estimated fair value. The determination of undiscounted cash flow includes consideration of many factors including income to be earned from the investment, holding costs (exclusive of interest), estimated selling prices, and prevailing economic and market conditions. Based on these procedures performed, no impairments exist on any of our properties as of December 31, 2015, 2014 and 2013.

Certain of our real estate assets contain hazardous substances, including asbestos. We believe the asbestos at our properties is contained in accordance with current environmental regulations and we have no current plans to remove it. If these properties were demolished today, certain environmental regulations specify the manner in which the asbestos must be removed and we could incur substantial costs complying with such regulations. Due to the uncertainty of the timing and amount of costs we may incur, we cannot reasonably estimate the fair value and we have not recognized a liability in our financial statements for these costs. Certain of our industrial lands in Hawaii may require environmental remediation, especially if the use of those lands is changed; however, we do not have any present plans to change the use of those land parcels or to undertake this environmental cleanup. In general, we do not have any insurance designated to limit any losses that we may incur as a result of known or unknown environmental conditions which are not caused by an insured event, such as, for example, fire or flood, although some of our tenants may maintain such insurance. However, as of December 31, 2015 and 2014, accrued environmental remediation costs totaling $8,160 and $8,150, respectively, were included in accounts payable and other liabilities in our consolidated balance sheets. These accrued environmental remediation costs relate to maintenance of our properties for current uses, and, because of the indeterminable timing of the remediation, these amounts have not been discounted to present value. We do not believe that there are environmental conditions at any of our properties that will have a material adverse effect on us. However, no assurances can be given that such conditions are not present in our properties or that other costs we incur to remediate contamination will not have a material adverse effect on our business or financial condition. Charges for environmental remediation costs are included in other operating expenses in our consolidated statements of comprehensive income.

Cash and Cash Equivalents. We consider highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Restricted Cash. Restricted cash consists of amounts escrowed for future real estate taxes, insurance, leasing costs, capital expenditures and debt service, as required by certain of our mortgage debts.

Deferred Leasing Costs. Deferred leasing costs include capitalized brokerage, legal and other fees associated with the successful negotiation of leases, which are amortized to depreciation and amortization expense on a straight line basis over the terms of the respective leases. Deferred leasing costs totaled $10,243 and $9,283 at December 31, 2015 and 2014, respectively, and accumulated amortization of deferred leasing costs totaled $3,022 and $3,087 at December 31, 2015 and 2014, respectively. Included in deferred leasing costs at December 31, 2015, is $45 of estimated costs associated with leases under negotiation. Future amortization of deferred leasing costs to be recognized during the current terms of our existing leases as of December 31, 2015, are estimated to be $1,055 in 2016, $1,004 in 2017, $893 in 2018, $786 in 2019, $713 in 2020 and $2,725 thereafter.

Deferred Financing Fees. Deferred financing fees include capitalized issuance or assumption costs related to borrowings, which are amortized to interest expense over the terms of the respective loans. Deferred financing fees totaled $19,988 and $8,210 at December 31, 2015 and 2014, respectively, and accumulated amortization of deferred financing fees totaled $3,665 and $4,794 at December 31, 2015 and 2014, respectively. Future amortization of deferred financing fees to be recognized with respect to our loans as of December 31, 2015, are estimated to be $3,887 in 2016, $3,956 in 2017, $3,278 in 2018, $2,259 in 2019, $921 in 2020 and $2,022 thereafter.

Other Assets. Other assets consist primarily of deposits on potential acquisitions, our investments in The RMR Group Inc., or RMR Inc., and Affiliates Insurance Company, or AIC, prepaid real estate taxes and other prepaid expenses. Our investment in RMR Inc. is classified as an available for sale security. Available for sale securities are recorded at fair value based on their quoted market price at the end of the reporting period. Unrealized gains and losses on available for sale securities are recorded as a component of cumulative other comprehensive income (loss) in shareholders’ equity. We account for our investment in AIC using the equity method of accounting. Significant influence is present through common representation on the boards of trustees or directors of us and AIC. Our Managing Trustees own ABP Trust, which is the controlling shareholder of RMR Inc. RMR Inc. is the managing member of our manager, The RMR Group LLC, or RMR LLC. Our Managing Trustees are also directors and officers of RMR Inc. and officers of RMR LLC. RMR LLC also provides management and administrative services to AIC, and each of our Trustees is a director of AIC. See Notes 7 and 12 for further information regarding our investments in RMR Inc. and AIC.

We evaluate our equity method investments to determine if there are any events or circumstances (impairment indicators) that are likely to have a significant adverse effect on the fair value of the investment. Fair value estimates consider all available financial information related to the investee. Examples of such impairment indicators include, but are not limited to: a significant deterioration in earnings performance; a significant adverse change in the regulatory or economic environment of an investee; or a significant doubt about an investee’s ability to continue as a going concern. If an impairment indicator is identified, an estimate of the fair value of the investment is compared to its carrying value. If the fair value of the investment is less than its carrying value, a determination is made as to whether the related impairment is other than temporary. For other than temporary impairments, an impairment loss equal to the difference between the investment’s carrying value and its fair value is recognized in earnings to adjust the basis of the investment to its fair value.

We evaluate our investments in available for sale securities to determine if a decline in the fair value below our carrying value is other than temporary. We consider the severity and the duration of the decline, and our ability and intent to hold the investment until recovery when making this assessment. If a decline in fair value is determined to be other than temporary, an impairment loss equal to the difference between the investment’s carrying value and its fair value is recognized in earnings.

Derivative Instruments and Hedging Activities. We account for our derivative instruments at fair value. Accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative instrument and the designation of the derivative instrument. The change in fair value of the effective portion of the derivative instrument that is not designated as a hedge or that does not meet the hedge accounting criteria are recorded as a gain or loss to operations.

Revenue Recognition. Rental income from operating leases is recognized on a straight line basis over the lives of lease agreements. We defer the recognition of contingent rental income, such as percentage rents, until the specific targets that trigger the contingent rental income are achieved. Contingent rental income recognized for the years ended December 31, 2015, 2014 and 2013, totaled $1,468,  $1,270 and $1,330, respectively. Tenant reimbursements and other income include property level operating expenses and capital expenditures reimbursed by our tenants as well as other incidental revenues. Certain tenants are obligated to pay directly their obligations under their leases for insurance, real estate taxes and certain other expenses. These costs, which have been assumed by the tenants under the terms of their respective leases, are not reflected in our consolidated financial statements. To the extent any tenant responsible for these costs under their respective lease defaults on its lease or it is deemed probable that the tenant will fail to pay for such costs, we would record a liability for such obligation.

Allowance for Doubtful Accounts. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability or unwillingness of certain tenants to make payments required under their leases. The computation of the allowance is based on the tenants’ payment histories and current credit profiles, as well as other considerations.

Income Taxes. We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and, accordingly, we generally will not be subject to federal income taxes provided we distribute our taxable income and meet certain other requirements to qualify as a REIT. We are, however, subject to certain state and local taxes.

Cumulative Other Comprehensive Income (Loss). Cumulative other comprehensive income (loss) consists of unrealized gains and losses related to our investments in RMR Inc. and AIC and changes in the fair value of our interest rate derivative.

Use of Estimates. Preparation of these financial statements in conformity with U.S. generally accepted accounting principles, or GAAP, requires us to make estimates and assumptions that may affect the amounts reported in these consolidated financial statements and related notes. The actual results could differ from these estimates. Significant estimates in the consolidated financial statements include the allowance for doubtful accounts, purchase price allocations, useful lives of fixed assets and the assessments of the carrying values and impairments of long lived assets.

Net Income Per Common Share. We calculate basic earnings per common share, or EPS, by dividing net income attributed to SIR by the weighted average number of common shares outstanding during the period. We calculate diluted net income per share using the more dilutive of the two class method or the treasury stock method.

New Accounting Pronouncements. On January 1, 2015, we adopted FASB Accounting Standards Update, or ASU, No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This update amends the criteria for reporting discontinued operations to, among other things, raise the threshold for disposals to qualify as discontinued operations. This update reduces the number of future property dispositions we are required to present as discontinued operations in our consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation. Among other things, this update changes how an entity determines the primary beneficiary of a variable interest entity. This update is effective for interim and annual periods beginning after December 15, 2015, with early adoption permitted. The implementation of this update is not expected to have a material impact on our consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the associated debt liability. In August 2015, the FASB clarified the previous ASU and issued ASU No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements – Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2018 EITF Meeting, which addresses the presentation of debt issuance costs related to line of credit arrangements. These updates are effective for interim and annual reporting periods beginning after December 15, 2015 and require retrospective application. The implementation of these updates is not expected to cause any material changes to our consolidated financial statements other than the reclassification of debt issuance costs from assets to contra liabilities on our consolidated balance sheets. Debt issuance costs related to our revolving credit facility will remain classified as assets in accordance with ASU 2015-15. When these updates are adopted, deferred financing costs of $11,772 and $1,689 as of December 31, 2015 and 2014, respectively, will be reclassified from assets to the related debt obligations on our consolidated balance sheets.

In May 2014, the FASB issued ASU No. 2014-09, Revenue From Contracts With Customers, which outlines a comprehensive model for entities to use in accounting for revenue arising from contracts with customers. This ASU states that “an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” While this ASU specifically references contracts with customers, it may apply to certain other transactions such as the sale of real estate or equipment. In July 2015, the FASB approved a one year deferral of the effective date for this ASU to interim and annual reporting periods beginning after December 15, 2017. We are continuing to evaluate this guidance; however, we do not expect its adoption to have a material impact on our consolidated financial statements, as a substantial portion of our revenue consists of rental income from leasing arrangements, which are specifically excluded from this ASU.

In September 2015, the FASB issued ASU No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Instead, acquirers must recognize measurement-period adjustments during the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. This update is effective for interim and annual periods beginning after December 15, 2015, with early adoption permitted. The implementation of this update is not expected to have a material impact on our consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which changes how entities measure certain equity investments and presents changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. This update is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted subject to certain conditions. We are continuing to evaluate this guidance; however, we expect the implementation of this guidance will change our accounting for our available for sale equity investments. Currently, changes in fair value of these investments are recorded through other comprehensive income. Under this ASU, these changes will be recorded through earnings.

Note 3. Real Estate Properties

On January 29, 2015, we completed our acquisition of Cole Corporate Income Trust, Inc., a Maryland corporation, or CCIT, pursuant to the Agreement and Plan of Merger, dated as of August 30, 2014, as amended, or the Merger Agreement, by and among us, SC Merger Sub LLC, a Maryland limited liability company and our wholly owned subsidiary, or SIR Merger Sub, and CCIT. At the effective time on January 29, 2015, CCIT merged with and into SIR Merger Sub, and the separate corporate existence of CCIT ceased, with SIR Merger Sub surviving as our wholly owned subsidiary, or the CCIT Merger.

At the effective time of the CCIT Merger, we acquired CCIT’s full property portfolio which included 64 office and industrial net leased properties (73 buildings), or the 64 CCIT Properties, as well as 23 healthcare properties which we sold concurrently to Senior Housing Properties Trust, or SNH. The total consideration for our acquisition of CCIT’s full portfolio was $2,990,210, including the assumption of $297,698 of mortgage debt principal (of which $29,955 was assumed by SNH in our sale of the healthcare properties to SNH) and excluding acquisition related costs. Pursuant to the terms of the Merger Agreement, we paid $1,245,321 in cash and issued 28,439,111 of our common shares at a value of $25.20 per share, or an aggregate of $716,666, to former holders of CCIT common stock. Total consideration we received related to the 23 healthcare properties we sold to SNH was $531,923, including the assumption of $30,255 of mortgage debt principal and loan assumption costs. The following tables summarize the total consideration, the estimated fair values of the assets acquired and liabilities assumed in the CCIT Merger and the net purchase price after the completion of our sale of the 23 healthcare properties to SNH:

Total Purchase Price (excluding acquisition costs):
Aggregate share consideration	$716,666
Assumed working capital	(3,794)
Assumed mortgage principal	297,698
Non-cash portion of purchase price	1,010,570
Cash consideration paid to former holders of CCIT common stock	1,245,321
CCIT shareholders distribution, debt and loan assumption costs paid at closing	734,319
Cash portion of purchase price	1,979,640
Gross purchase price	$2,990,210

Purchase Price Allocation:
Land	$315,352
Buildings and improvements	2,260,870
Acquired real estate leases	492,997
Cash	17,127
Restricted cash	1,145
Rents receivable	4,354
Other assets	565
Total assets	3,092,410

Mortgage notes payable (1)	(299,710)
Fair value of derivative instrument (2)	(1,779)
Accounts payable and accrued expenses	(8,142)
Assumed real estate lease obligations	(71,701)
Rents collected in advance	(10,194)
Security deposits	(1,061)
Amount allocated to noncontrolling interest	(3,517)
Net assets acquired	2,696,306

Assumed working capital	(3,794)
Assumed principal balance of debt	297,698
Gross purchase price	$2,990,210

Reconciliation to Net Purchase Price (excluding acquisition costs):
Gross purchase price	$2,990,210
Proceeds from properties sold to SNH	(501,668)
Mortgage principal assumed by SNH, including loan assumption costs of $300 (3)	(30,255)
Net purchase price	$2,458,287

(1)	Includes the fair value adjustment totaling $2,012 on $297,698 of mortgage principal assumed in connection with the CCIT Merger.
(2)	Represents the fair value of an interest rate swap agreement relating to a $41,000 mortgage note assumed in connection with the CCIT Merger.
(3)	Excludes the fair value adjustment totaling $1,073.

In accordance with GAAP, we accounted for the CCIT Merger as a business combination with SIR treated as the acquirer of CCIT for accounting purposes. Under business combination accounting rules, the assets acquired and liabilities assumed were recorded as of the acquisition date, at their respective estimated fair value, and added to those of SIR. We allocated the purchase price of this acquisition based on the estimated fair values of the acquired assets and liabilities assumed in a manner consistent with our purchase price allocation accounting policy described in Note 2. We engaged an independent real estate consulting firm to assist us with determining the purchase price allocations and to provide market information and evaluations which are relevant to purchase price allocations and determinations of useful lives. As of the date acquired, the weighted average amortization periods for capitalized above market lease values, lease origination value and capitalized below market lease values were 10.2 years, 11.4 years and 12.3 years, respectively.

During the year ended December 31, 2015, in addition to the 64 CCIT Properties, we also acquired four properties (six buildings) with a combined 890,904 rentable square feet and an ancillary land parcel adjacent to one of our existing properties for an aggregate purchase price of $217,100, excluding acquisition related costs. We accounted for these acquisitions as business combinations and allocated the purchase prices of these acquisitions based on the estimated fair value of the acquired assets and assumed liabilities as follows:

								Assumed
							Acquired	Real Estate	Other
		Properties/	Square	Purchase		Building and	Real Estate	Lease	Assumed
Date	Location	Buildings	Feet	Price (1)	Land	Improvements	Leases	Obligations	Liabilities
April 2015	Phoenix, AZ	1 / 1	106,397	$16,850	$2,490	$10,799	$3,649	$(78)	$(10)
April 2015	Birmingham, AL	—	—	2,000	2,000	—	—	—	—
July 2015	Richmond, VA	1 / 3	88,890	12,750	2,401	7,289	3,060	—	—
July 2015	Kansas City, MO	1 / 1	595,607	153,500	4,263	73,891	75,346	—	—
November 2015	Parsippany, NJ	1 / 1	100,010	32,000	4,188	14,919	12,893	—	—
		4 / 6	890,904	$217,100	$15,342	$106,898	$94,948	$(78)	$(10)

(1)	Purchase price excludes acquisition related costs.

We committed $6,036 for expenditures related to tenant improvements and leasing costs for approximately 1,831,000 square feet of leases executed during 2015. Committed but unspent tenant related obligations based on existing leases as of December 31, 2015, were $4,775.

The future minimum lease payments scheduled to be received by us during the current terms of our leases as of December 31, 2015 are as follows:

Minimum
Lease
Year	Payment
2016	$357,349
2017	361,704
2018	362,959
2019	355,887
2020	354,711
Thereafter	2,409,787
$4,202,397

Pro Forma Information (Unaudited):

The following table presents our pro forma results of operations for the years ended December 31, 2015 and 2014 as if the CCIT Merger and the related financing activities described above and in Note 6, had occurred on January 1, 2014. In addition to the 64 CCIT Properties, this pro forma data also includes four additional properties (six buildings) we acquired in 2015 for an aggregate purchase price of $215,100, excluding acquisition costs, three properties (three buildings) we acquired during 2014 for an aggregate purchase price of $222,230, excluding acquisition related costs, and 10,000,000 of our common shares we sold during 2014 in a public offering at a price of $29.00 per share as if these transactions had occurred on January 1, 2014. This pro forma data is not necessarily indicative of what our actual results of operations would have been for the periods presented, nor does it represent the results of operations for any future period. Differences could result from numerous factors, including future changes in our portfolio of investments, changes in interest rates, changes in our capital structure, changes in net property level operating expenses, changes in property level revenues, including rents expected to be received from our existing leases or leases we may enter into during and after 2016, and for other reasons.

	Year Ended
	December 31,
	2015	2014
Total revenues	$458,430	$448,585
Net income attributed to SIR	$99,094	$114,525
Net income attributed to SIR per share	$1.11	$1.28

During the year ended December 31, 2015, we recognized revenues of $215,585 and operating income of $77,558, arising from our 2014 and 2015 acquisitions.

During the fourth quarter of 2015, we ceased marketing for sale 13 properties with approximately 639,000 rentable square feet and reclassified them from held for sale to held and used status.

Note 4. Tenant Concentration and Segment Information

We operate in one business segment: ownership of properties that include buildings and leased industrial lands that are primarily net leased to single tenants, with no one tenant accounting for more than 10% of our total revenues. A “net leased property” or a property being “net leased” means that the building or land lease requires the tenant to pay rent and pay, or reimburse us, for all, or substantially all, property level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs, other than, in certain circumstances, roof and structural element related expenditures; in some instances, tenants instead reimburse us for all expenses in excess of certain amounts included in the stated rent. We define a single tenant leased building or land parcel as a building or land parcel with at least 90% of its rentable square footage leased to one tenant. Our buildings and lands are primarily leased to single tenants; however, we also own some multi-tenant buildings on the island of Oahu, HI, and one mainland multi-tenant office building. For the years ended December 31, 2015, 2014 and 2013, approximately 21.0%,  38.2% and 43.4%, respectively, of total revenues was from 11 properties ( 229 buildings, leasable land parcels and easements) with a combined approximately 17,778,000 rentable square feet that we own on Oahu, HI.

Note 5. Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives:

We are exposed to certain risks relating to our ongoing business operations, including the effect of changes in interest rates. We use derivative instruments to manage only a part of our interest rate risk. We have an interest rate swap agreement to manage our interest rate risk exposure on a $41,000 mortgage note due 2020, with interest payable at a rate equal to a spread over LIBOR. We assumed this mortgage note and related interest rate swap agreement in connection with the CCIT Merger.

The use of derivative financial instruments carries certain risks, including the risk that the counterparties to these contractual arrangements are not able to perform under the agreements. To mitigate this risk, we only enter into derivative financial instruments with counterparties with high credit ratings. We do not anticipate that any of the counterparties will fail to meet their obligations.

Cash Flow Hedges of Interest Rate Risk:

We record all derivatives on the balance sheet at fair value. The following table summarizes the terms of our outstanding interest rate swap agreement, which we designate as a cash flow hedge:

Fair Value
		Notional				of Liability
		Amount as of	Interest	Effective	Maturity	as of
	Balance Sheet Location	December 31, 2015	Rate (1)	Date	Date	December 31, 2015
Interest Rate Swap	Accounts Payable and Other Liabilities	$ 41,000	4.16%	1/29/2015	8/3/2020	$ 1,259

(1)	The interest rate consists of the underlying index swapped to a fixed rate and the applicable interest rate spread.

The interest rate swap agreement manages our interest rate risk exposure on $41,000 of mortgage debt due in 2020, which requires interest at LIBOR plus 200 basis points. The interest rate swap agreement qualifies as a cash flow hedge and effectively modifies our exposure to interest rate risk by converting this loan from a floating to a fixed interest rate basis through the August 3, 2020 maturity date of the loan, thus reducing the impact of interest rate changes on future interest expense. This agreement involves the receipt of floating interest rate amounts in exchange for fixed rate interest payments over the life of the agreement without an exchange of the underlying principal amount. The fair value of our derivative instrument liability changed by $276 from the closing of the CCIT Merger to December 31, 2015, based primarily on changes in market interest rates. We may enter into additional interest rate swaps or hedge agreements to manage some of our additional interest rate risk associated with our other floating rate borrowings. The table below presents the effects of our interest rate derivative on our consolidated statements of comprehensive income for the year ended December 31, 2015:

Year
Ended
December 31, 2015
Amount of gain recognized in cumulative
other comprehensive income (effective portion)	$61
Amount of gain reclassified from cumulative
other comprehensive income into
interest expense (effective portion)	$215

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in cumulative other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portions of the change in fair value of the interest rate swap agreement were considered immaterial for the year ended December 31, 2015. Additional disclosures related to the fair value of this derivative instrument are included in Note 7. The notional amount under the interest rate swap agreement is an indication of the extent of our involvement in the instrument, but does not represent exposure to credit, interest rate or market risks. During the twelve months ending December 31, 2016, we currently estimate that an additional $403 may be reclassified from other comprehensive income as an increase to interest expense.

Credit-Risk-Related Contingent Features:

Under an agreement with our derivative counterparty, if we either default or are capable of being declared in default on any of our indebtedness, then we could also be declared in default on our derivative obligation.

As of December 31, 2015, the fair value of our interest rate swap was a liability of $1,259, including accrued interest. As of December 31, 2015, we had not posted any collateral related to this agreement and we were not in breach of any agreement provisions. If we had breached any of the provisions, we could have been required to settle our obligation under the agreement at the termination value.

Note 6. Indebtedness

At December 31, 2015 and 2014, our outstanding indebtedness consisted of the following:

	December 31,
	2015	2014
Revolving credit facility, due in 2019	$303,000	$77,000
Term loan, due in 2020	350,000	350,000
Senior unsecured notes, 2.85%, due in 2018	350,000	-
Senior unsecured notes, 3.60%, due in 2020	400,000	-
Senior unsecured notes, 4.15%, due in 2022	300,000	-
Senior unsecured notes, 4.50%, due in 2025	400,000	-
Mortgage note payable, LIBOR plus 160 bps, due in 2016 (1)	40,233	-
Mortgage note payable, 5.950%, due in 2017 (1)	17,755	17,999
Mortgage note payable, 4.50%, due in 2019 (1) (2)	2,000	-
Mortgage note payable, 4.50%, due in 2019 (1) (2)	2,400	-
Mortgage note payable, 3.87%, due in 2020 (1) (2)	12,360	-
Mortgage note payable, 4.16%, due in 2020 (1) (3)	41,000	-
Mortgage note payable, 3.99%, due in 2020 (1) (2)	48,750	-
Mortgage note payable, 3.55%, due in 2023 (1) (2)	71,000	-
Mortgage note payable, 3.70%, due in 2023 (1) (2)	50,000	-
	2,388,498	444,999
Plus: net premiums and (discounts)	(13,119)	817
	$2,375,379	$445,816

(1)

We assumed all of these mortgage notes in connection with our acquisition of certain properties. The stated interest rates for these mortgage debts are the contractually stated rates; we recorded the assumed mortgages at estimated fair value on the date of acquisition, and we amortize the fair value premiums to interest expense over the respective terms of the mortgage notes to reduce interest expense to the estimated market interest rates as of the date of acquisition.

(2)

In connection with the CCIT Merger, we assumed fixed rate mortgage notes with an aggregate principal balance of $186,510. We recorded these mortgage notes at their estimated fair value aggregating $187,449 on the date of acquisition.

(3)

This mortgage note was assumed in connection with the CCIT Merger. Interest on this mortgage note is payable at a rate equal to a premium over LIBOR but has been fixed by a cash flow hedge which sets the rate at approximately 4.16% until August 3, 2020, which is the maturity date of the mortgage note.

On January 9, 2015, we replaced our then existing $750,000 unsecured revolving credit facility and $350,000 unsecured term loan with a new credit agreement providing $1,100,000 in aggregate borrowing availability, or the credit agreement. The credit agreement replaced our prior revolving credit facility maturing on March 11, 2016 with a new $750,000 unsecured revolving credit facility that has a maturity date of March 29, 2019, interest payable on borrowings of LIBOR plus 105 basis points and a facility fee of 20 basis points per annum, based on the total amount of lending commitments. Both the interest rate premium and the facility fee for the new revolving credit facility are subject to adjustment based on changes to our credit ratings. Upon the payment of an extension fee and meeting certain other conditions, we have the option to extend the maturity date of the new revolving credit facility to March 29, 2020. As of December 31, 2015 and 2014, the annual interest rate payable on borrowings under our applicable revolving credit facility was 1.44% and 1.39%, respectively. The weighted average annual interest rate for borrowings under our new and prior revolving credit facility was 1.25%,  1.45% and 1.50% for the years ended December 31, 2015, 2014 and 2013, respectively. We can borrow, repay and reborrow funds available under our revolving credit facility until maturity, and no principal repayment is due until maturity. As of December 31, 2015 and February 12, 2016, we had $303,000 and $313,000, respectively, outstanding under our revolving credit facility and $447,000 and $437,000, respectively, available to borrow under our revolving credit facility.

The credit agreement also replaced our prior term loan maturing on July 11, 2017 with a new $350,000 unsecured term loan that has a maturity date of March 31, 2020 and interest payable on the amount outstanding of

LIBOR plus 115 basis points. The interest rate premium for the new term loan is subject to adjustment based on changes to our credit ratings. As of December 31, 2015 and 2014, the annual interest rate payable for the amount outstanding under our applicable term loan was 1.39% and 1.57%, respectively. The weighted average annual interest rate for the amount outstanding under our new and prior term loan was 1.34%,  1.69% and 1.74% for the years ended December 31, 2015, 2014 and 2013, respectively.

In addition, the credit agreement governing our revolving credit facility and term loan includes a feature under which the maximum aggregate borrowing availability under the new revolving credit facility and the new term loan may be increased to up to $2,200,000 on a combined basis under certain circumstances.

In connection with the closing of the CCIT Merger, we entered into a bridge loan agreement with a group of institutional lenders pursuant to which we obtained a 364-day $1,000,000 senior unsecured bridge loan, which had a maturity date of January 28, 2016, bore interest at LIBOR plus 140 basis points (subject to adjustment based on changes to our credit ratings), and was prepayable in whole or in part at any time. On February 3, 2015, we repaid in full the $1,000,000 senior unsecured bridge loan and reduced amounts then outstanding on our revolving credit facility with net proceeds from an underwritten public offering of $1,450,000 aggregate principal amount of senior unsecured notes, which included: $350,000 aggregate principal amount of 2.85% senior unsecured notes due 2018; $400,000 aggregate principal amount of 3.60% senior unsecured notes due 2020; $300,000 aggregate principal amount of 4.15% senior unsecured notes due 2022; and $400,000 aggregate principal amount of 4.50% senior unsecured notes due 2025. We also assumed eight mortgage notes associated with properties that we acquired in the CCIT Merger with an aggregate principal amount of $267,743, net of mortgage notes related to properties sold to SNH.

The credit agreement and our senior unsecured notes indenture and its supplement provide for acceleration of payment of all amounts due thereunder upon the occurrence and continuation of certain events of default, such as, in the case of our credit agreement, a change of control of us, which includes RMR LLC ceasing to act as our business manager and property manager. Our senior unsecured notes indenture and its supplement and our credit agreement also contain a number of covenants, including covenants that restrict our ability to incur debts or to make distributions under certain circumstances, and generally require us to maintain certain financial ratios. We believe we were in compliance with the terms and conditions of the respective covenants under our senior unsecured notes indenture and its supplement and our credit agreement at December 31, 2015.

During the year ended December 31, 2015, we recognized a loss on early extinguishment of debt aggregating $6,845 from the write off of unamortized deferred financing fees related to the repayment and termination of the bridge loan that was entered in connection with the CCIT Merger, our prior revolving credit facility and our prior term loan.

At December 31, 2015, nine of our properties (12 buildings) with a net book value of $457,843 had secured mortgage notes we assumed in connection with our acquisition of those properties. The aggregate principal amount outstanding under these mortgage notes as of December 31, 2015, was $285,498. These mortgage notes are non‑recourse, subject to certain limited exceptions and do not contain any material financial covenants.

The required principal payments due during the next five years and thereafter under all our outstanding debt as of December 31, 2015 are as follows:

	Principal
Year	Payment
2016	$40,525
2017	17,571
2018	350,304
2019	307,926
2020	851,172
Thereafter	821,000
	$2,388,498	(1)

(1)	Total debt outstanding as of December 31, 2015, including unamortized discounts of $14,368 and unamortized premiums of $1,249, was $2,375,379.

Note 7. Fair Value of Assets and Liabilities

The table below presents certain of our assets and liabilities measured at fair value at December 31, 2015, categorized by the level of inputs, as defined in the fair value hierarchy under GAAP, used in the valuation of each asset and liability:

		Fair Value at Reporting Date Using
		Quoted Prices in		Significant
		Active Markets for	Significant Other	Unobservable
		Identical Assets	Observable Inputs	Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Recurring Fair Value Measurements:
Assets:
Investment in RMR Inc. (1)	$22,866	$22,866	$—	$—

Liabilities:
Interest rate swap (2)	$(1,259)	$—	$(1,259)	$—

Non-Recurring Fair Value Measurements:
Liabilities:
Noncontrolling interest (3)	$(3,962)	$—	$-	$(3,962)

(1)

Our 1,586,836 shares of class A common stock of RMR Inc., which are included in other assets in our consolidated balance sheets, are reported at fair value which is based on quoted market prices (Level 1 inputs). Our historical cost basis for these shares is $42,686. The unrealized loss of $19,820 for these shares as of December 31, 2015 is included in cumulative other comprehensive loss in our consolidated balance sheets. We evaluated the decline in the fair value of the RMR Inc. shares and determined that based on the severity and duration of the decline, and our ability and intent to hold the investment for a reasonable period of time sufficient for a forecasted recovery of fair value, we do not consider the investment to be other-than-temporarily impaired at December 31, 2015.

(2)

As discussed in Note 5, we assumed an interest rate swap agreement on a $41,000 mortgage note assumed in connection with the CCIT Merger. This interest rate swap agreement is carried at fair value and is included in accounts payable and other liabilities in our consolidated balance sheets and is valued using Level 2 inputs. The fair value of this instrument is determined using interest rate pricing models. Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimate presented in the table above is not necessarily indicative of the amount for which we could be liable upon extinguishment of the liability.

(3)

As discussed in Note 8, one of the properties we acquired in connection with the CCIT Merger is owned pursuant to a joint venture arrangement. In December 2015, the joint venture partner exercised an option which requires us to purchase their 11.0% ownership interest at fair market value in January 2016 (Level 3 inputs). As of December 31, 2015, the estimated fair value of this liability is included in accounts payable and other liabilities in our consolidated balance sheet.

In addition to the assets and liabilities described in the table above, our financial instruments include cash and cash equivalents, restricted cash, rents receivable, a revolving credit facility, a term loan, senior unsecured notes, mortgage notes payable, accounts payable, rents collected in advance, security deposits and amounts due to related persons. At December 31, 2015 and 2014, the fair value of our financial instruments approximated their carrying values in our consolidated financial statements, except as follows:

	At December 31, 2015		At December 31, 2014
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Senior unsecured notes	$1,435,632	$1,435,420	$-	$-
Mortgage notes payable	$246,514	$242,435	$18,816	$19,401

We estimate the fair value of our senior unsecured notes using quotes prices of the notes as of the measurement date (Level 1 inputs). We estimate the fair value of our mortgage notes payable using discounted cash flow analyses and currently prevailing market rates as of the measurement date (Level 3 inputs). Because Level 3 inputs are unobservable, our estimated fair value may differ materially from the actual fair value.

Note 8. Noncontrolling Interest

One of the properties acquired in connection with the CCIT Merger is owned pursuant to a joint venture arrangement. The joint venture was formed by CCIT on December 19, 2013 to own and manage an office building with approximately 344,000 square feet in Duluth, GA. Pursuant to the joint venture agreement, the joint venture partner had the right to exercise an option after two years which requires us to purchase the remaining 11.0% ownership interest of the joint venture partner at fair market value. Upon the closing of the CCIT Merger, we determined that we had a controlling interest in this joint venture and therefore met the GAAP requirements for consolidation under the voting model. We initially recorded the noncontrolling interest in this joint venture at its acquisition date fair value of $3,517 and classified it as temporary equity due to the redemption option existing outside of our control. The portion of the joint venture’s net income and comprehensive income not allocated to us, or $176 for the year ended December 31, 2015, is reported as noncontrolling interest in our consolidated statements of comprehensive income. As of December 31, 2015, this joint venture held real estate assets with an aggregate net book value of $56,177 and was encumbered by variable rate mortgage debt of $40,233.

In December 2015, the joint venture partner exercised the option which requires us to purchase their 11.0% ownership interest at fair market value. Accordingly, in January 2016, we reached an agreement with the joint venture partner to acquire the remaining 11.0% ownership interest. As of December 31, 2015, the noncontrolling interest is estimated at fair value and is presented as a liability and included in accounts payable and other liabilities in our consolidated balance sheet. See Note 7 for further information regarding the fair value of this liability.

Note 9. Shareholders’ Equity

Share Awards:

We have common shares available for issuance under the terms of our equity compensation plan adopted in 2012, or the 2012 Plan. As described in Note 12, we granted restricted common shares to our officers and certain employees of RMR LLC in 2015, 2014 and 2013. We also granted each of our Trustees 2,500 restricted common shares with an aggregate value of $287  ($57 per Trustee), 2,500 restricted common shares with an aggregate value of $385  ( $77 per Trustee) and 2,000 restricted common shares with an aggregate value of $276  ( $55 per Trustee) in 2015, 2014 and 2013, respectively, as part of their annual compensation. The values of the share grants were based upon the closing price of our common shares on the New York Stock Exchange, or the NYSE, on the dates of grants. The common shares granted to our Trustees vested immediately. The common shares granted to our officers and certain employees of RMR LLC vest in five equal annual installments beginning on the date of grant. We include the value of granted shares in general and administrative expenses ratably over the vesting period.

A summary of shares granted, vested and forfeited under the terms of the 2012 Plan for the years ended December 31, 2015, 2014 and 2013 is as follows:

		Weighted
		Average
	Number	Grant Date
	of Shares	Fair Value
Unvested shares at December 31, 2012	17,714	$24.84

2013 Activity:
Granted	47,200	$25.37
Vested	(22,120)	$26.12
Forfeited	(251)	$24.80
Unvested shares at December 31, 2013	42,543	$24.79

2014 Activity:
Granted	64,000	$26.64
Vested	(36,694)	$27.39
Unvested shares at December 31, 2014	69,849	$25.29

2015 Activity:
Granted	65,100	$19.36
Vested	(44,929)	$19.94
Forfeited	(770)	$22.38
Unvested shares at December 31, 2015	89,250	$22.11

The 89,250 unvested shares as of December 31, 2015 are scheduled to vest as follows: 31,090 shares in 2016; 27,140 shares in 2017, 20,500 shares in 2018 and 10,520 shares in 2019. As of December 31, 2015, the estimated future compensation expense for the unvested shares was approximately $1,769 based on the closing share price of our common shares on December 31, 2015 of $19.82. The weighted average period over which the compensation expense will be recorded is approximately 22 months. During the years ended December 31, 2015, 2014 and 2013, we recorded $935,  $984 and $645, respectively, of compensation expense related to our 2012 Plan.

At December 31, 2015, 2,798,980 common shares remain available for issuance under the 2012 Plan.

Share Issuances:

In connection with the CCIT Merger in January 2015, we issued 28,439,111 of our common shares to former holders of CCIT common stock.

On June 5, 2015, we issued 880,000 of our common shares in connection with our acquisition of an interest in RMR Inc., as further described in Note 12.

On September 24, 2015, we purchased an aggregate of 6,851 of our common shares valued at $19.04 per common share, the closing price of our common shares on the NYSE on that day, from certain of our officers and other employees of RMR LLC in satisfaction of tax withholding and payment obligations in connection with the vesting of awards of restricted common shares.

During the year ended December 31, 2015, we issued 37,689 of our common shares to RMR LLC as part of the business management fees payable by us under our business management agreement. See Note 12 for further information regarding this agreement.

Distributions:

During the year ended December 31, 2015, we paid distributions on our common shares as follows:

Declaration	Record	Paid	Distributions		Total
Date	Date	Date	Per Share		Distributions
1/12/2015	1/23/2015	2/24/2015	$0.4800		$28,782
1/16/2015	1/28/2015	2/27/2015	0.1493	(1)	8,953
4/13/2015	4/24/2015	5/21/2015	0.3444	(2)	30,511
7/13/2015	7/24/2015	8/20/2015	0.5000		44,664
10/12/2015	10/23/2015	11/19/2015	0.5000		44,687
11/16/2015	11/27/2015	12/14/2015	0.2100	(3)	18,809
			$2.1837		$176,406

(1)

This prorated distribution was calculated based upon our historical quarterly dividend rate ($0.48 per share per quarter) for the period from January 1, 2015 to January 28, 2015, its payment was conditioned upon the closing of the CCIT Merger and it was intended to permit us to align the two companies’ distributions for the first quarter of 2015.

(2)

This prorated distribution was calculated based on a quarterly distribution rate of $0.50 per share for the period from and including January 29, 2015 (the effective date of the CCIT Merger) through March 31, 2015.

(3)

As described in Note 12, on December 14, 2015, we distributed 1,580,055 shares, or 0.0177 of a share for each of our common shares, of RMR Inc. shares of class A common stock we owned to our shareholders as a special distribution. The difference between the cost basis and fair value of those shares on the date of distribution of $23,717 was recorded as a loss on distribution to common shareholders of RMR Inc. common stock in our consolidated statements of comprehensive income.

On January 11, 2016, we declared a regular quarterly distribution of $0.50 per common share, or approximately $44,700, to shareholders of record on January 22, 2016. We expect to pay this distribution on or about February 23, 2016.

Distributions per share paid or payable by us to our common shareholders for the years ended December 31, 2015, 2014 and 2013 were $2.1837,  $1.90 and $1.76, respectively. The distribution of shares of class A common stock of RMR Inc. described above resulted in a taxable in-kind distribution of $0.21 for each of our common shares. The characterization of our distributions for 2015 was 54.33% ordinary income, 39.77% capital gain, 4.96% unrecaptured Section 1250 gain and 0.94% qualified dividend, and for 2014 was 98.64% ordinary income and 1.36% return of capital. The characterization of our distributions paid in 2013 was 100.0% ordinary income.

Note 10. Cumulative Other Comprehensive Income (Loss)

The following table presents a roll forward of amounts recognized in cumulative other comprehensive income (loss) by component for the years ended December 31, 2015, 2014 and 2013:

	Unrealized Loss	Unrealized	Equity in
	on Investment in	Gains	Unrealized Gain
	Available for	on Derivative	(Loss) of an
	Sale Securities	Instruments (1)	Investee (2)	Total
Balance at December 31, 2012	$—	$—	$25	$25

Other comprehensive loss before reclassifications	—	—	(40)	(40)
Amounts reclassified from cumulative other
comprehensive loss to net income	—	—	(10)	(10)
Net current period other comprehensive loss	—	—	(50)	(50)
Balance at December 31, 2013	—	—	(25)	(25)

Other comprehensive income before reclassifications	—	—	45	45
Amounts reclassified from cumulative other
comprehensive income to net income	—	—	(43)	(43)
Net current period other comprehensive income	—	—	2	2
Balance at December 31, 2014	—	—	(23)	(23)

Other comprehensive income (loss) before				—
reclassifications	(19,820)	61	(99)	(19,858)
Amounts reclassified from cumulative other
comprehensive income (loss) to net income	—	215	79	294
Net current period other comprehensive income (loss)	(19,820)	276	(20)	(19,564)
Balance at December 31, 2015	$(19,820)	$276	$(43)	$(19,587)

(1)Amounts reclassified from cumulative other comprehensive income is included in interest expense in our consolidated statements of comprehensive income.

(2) Amounts reclassified from cumulative other comprehensive income (loss) is included in equity in earnings of an investee in our consolidated statements of comprehensive income.

Note 11. Weighted Average Common Shares

We calculate basic earnings per common share by dividing net income attributed to SIR by the weighted average number of common shares outstanding during the period. We calculate diluted earnings per common share by using the more dilutive of the two class method or the treasury stock method. Unvested share awards and other potentially dilutive common shares, and the related impact on earnings, are considered when calculating diluted earnings per share. The following table provides a reconciliation of the weighted average number of common shares used in the calculation of basic and diluted earnings per share (in thousands):

	Year Ended December 31,
	2015	2014	2013
Weighted average common shares for basic earnings per share	86,699	55,964	44,539
Effect of dilutive securities	9	71	53
Weighted average common shares for diluted earnings per share	86,708	56,035	44,592

Note 12. Related Person Transactions

We have adopted written Governance Guidelines that describe the consideration and approval of related person transactions. Under these Governance Guidelines, we may not enter into a transaction in which any Trustee or executive officer, any member of the immediate family of any Trustee or executive officer or other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our Board of Trustees and our Board of Trustees reviews and approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Trustees, even if the disinterested Trustees constitute less than a quorum. If there are no disinterested Trustees, the transaction must be reviewed, authorized and approved or ratified by both (i) the affirmative vote of a majority of our Board of Trustees and (ii) the affirmative vote of a majority of our Independent Trustees. In determining whether to approve or ratify a transaction, our Board of Trustees, or disinterested Trustees or Independent Trustees, as the case may be, also act in accordance with any applicable provisions of our declaration of trust and bylaws, consider all of the relevant facts and circumstances and approve only those transactions that they determine are fair and reasonable to us. All related person transactions described below were reviewed and approved or ratified by a majority of the disinterested Trustees or otherwise in accordance with our policies, declaration of trust and bylaws, each as described above. In the case of transactions with us by employees of RMR Inc. and its subsidiaries who are subject to our Code of Business Conduct and Ethics, but who are not Trustees or executive officers of us, the employee must seek approval from an executive officer who has no interest in the matter for which approval is being requested. Copies of our Governance Guidelines and Code of Business Conduct and Ethics are available on our website, www.sirreit.com.

Our Manager, RMR LLC.  We have no employees. The personnel and various services we require to operate our business are provided to us by RMR LLC. We have two agreements with RMR LLC to provide management services to us: (i) a business management agreement, which relates to our business generally, and (ii) a property management agreement, which relates to our property level operations, both of which are described below in this Note under “—Management Agreements with RMR LLC.”

One of our Managing Trustees, Mr. Barry Portnoy is a Managing Director, officer and controlling shareholder (through ABP Trust) of RMR Inc. and an officer of RMR LLC. Our other Managing Trustee, Mr. Adam Portnoy, is a Managing Director, President and Chief Executive Officer and a controlling shareholder (through ABP Trust) of RMR Inc. and an officer of RMR LLC. ABP Trust is owned by Messrs. Barry and Adam Portnoy. Messrs. Barry and Adam Portnoy also own class A membership units of RMR LLC through their ownership of ABP Trust. Each of our executive officers is also an officer of RMR LLC. Our Independent Trustees also serve as independent directors or independent trustees of other companies to which RMR LLC or its affiliates provide management services.  Mr. Barry Portnoy serves as a director, managing director, trustee or managing trustee of those companies and Mr. Adam Portnoy serves as a director, trustee or managing trustee of a majority of those companies. In addition, officers of RMR LLC and RMR Inc. serve as our officers and officers of other companies to which RMR LLC or its affiliates provide management services.

Acquisition of Interest in our Manager.  On June 5, 2015, we and three other REITs to which RMR LLC provides management services – Government Properties Income Trust, or GOV, Hospitality Properties Trust, or HPT, and SNH, and collectively with GOV and HPT, the Other REITs – participated in a transaction, or the Up-C Transaction, by which we and the Other REITs each acquired class A common stock of RMR Inc.

The Up-C Transaction was completed pursuant to a transaction agreement by and among us, our manager, RMR LLC, its then sole member, ABP Trust, and RMR Inc. and similar transaction agreements that each Other REIT entered into with RMR LLC, ABP Trust and RMR Inc. Pursuant to these transaction agreements: we contributed to RMR Inc. 880,000 of our common shares and $15,880 in cash; GOV contributed to RMR Inc. 700,000 of its common shares and $3,917 in cash;  HPT contributed to RMR Inc. 1,490,000 of its common shares and $12,622 in cash; SNH contributed to RMR Inc. 2,345,000 of its common shares and $13,967 in cash; ABP Trust contributed to RMR Inc. $11,520 in cash, which RMR Inc. contributed to RMR LLC; RMR LLC issued 1,000,000 of its class B membership units to RMR Inc.; RMR Inc. issued 3,166,891 shares of its class A common stock to us, 1,541,201 shares of its class A common stock to GOV, 5,019,121 shares of its class A common stock to HPT, 5,272,787 shares of its class A common stock to SNH, and 1,000,000 shares of its class B-1 common stock and 15,000,000 shares of its class B-2 common stock to ABP Trust; ABP Trust delivered 15,000,000 of the 30,000,000 class A membership units of RMR LLC which ABP Trust then owned to RMR Inc.; and RMR Inc. delivered to ABP Trust our common shares, the common shares of the Other REITs and the cash which had been contributed by us and the Other REITs to RMR Inc.

The class A common stock and class B-1 common stock of RMR Inc. share ratably as a single class in dividends and other distributions of RMR Inc. when and if declared by the board of directors of RMR Inc. and have the same rights in a liquidation of RMR Inc. The class B-1 common stock of RMR Inc. is convertible into class A common stock of RMR Inc. on a 1:1 basis. The class A common stock of RMR Inc. has one vote per share. The class B-1 common stock of RMR Inc. has 10 votes per share. The class B-2 common stock of RMR Inc. has no economic interest in RMR Inc., but has 10 votes per share and is paired with the class A membership units of RMR LLC owned by ABP Trust. Upon request by ABP Trust, RMR LLC is required to redeem the class A membership units of RMR LLC owned by ABP Trust for class A common stock of RMR Inc. on a 1:1 basis, or if RMR Inc. elects, for cash. Under the governing documents of RMR Inc., upon the redemption of a class A membership unit of RMR LLC, the share of class B-2 common stock of RMR Inc. “paired” with the class A membership unit being redeemed is cancelled for no additional consideration.

As part of the Up-C Transaction and concurrently with entering the transaction agreements, on June 5, 2015:

•

We entered into an amended and restated business management agreement with RMR LLC and an amended and restated property management agreement with RMR LLC. The amendments made by these agreements are described below in this Note under “—Management Agreements with RMR LLC.” Each Other REIT also entered amended and restated business and property management agreements with RMR LLC, which made similar amendments to their management agreements with RMR LLC.

•

We entered into a registration rights agreement with RMR Inc. covering the class A common stock of RMR Inc. that we received in the Up-C Transaction, pursuant to which we received demand and piggyback registration rights, subject to certain limitations. Each Other REIT entered into a similar registration rights agreement with RMR Inc.

•

We entered into a lock up and registration rights agreement with ABP Trust and Messrs. Barry and Adam Portnoy pursuant to which ABP Trust and Barry and Adam Portnoy agreed not to transfer the 880,000 of our common shares ABP Trust received in the Up-C Transaction for a period of 10 years and we granted them certain registration rights, subject to certain limited exceptions. Each Other REIT also entered into a similar lock up and registration rights agreement with ABP Trust and Messrs. Barry and Adam Portnoy.

As a result of the Up-C Transaction: RMR LLC became a subsidiary of RMR Inc.; RMR Inc. became the managing member of RMR LLC; through our ownership of class A common stock of RMR Inc., we became a holder of an indirect economic interest in RMR LLC; and through their ownership of class A common stock of RMR Inc., GOV, HPT and SNH also became holders of indirect economic interests in RMR LLC. Through its ownership of class B-1 common stock of RMR Inc., class B-2 common stock of RMR Inc. and class A membership units of RMR LLC, ABP Trust holds, directly and indirectly, a 51.6% economic interest in RMR LLC and controls 91.4% of the voting power of outstanding capital stock of RMR Inc.

Pursuant to the transaction agreements, on December 14, 2015 we distributed 1,580,055 shares of class A common stock of RMR Inc. to our shareholders as a special distribution, which represented approximately half of the shares of class A common stock of RMR Inc. we received in the Up-C Transaction; each Other REIT also distributed approximately half of the shares of class A common stock of RMR Inc. they received in the Up-C Transaction to their respective shareholders.  RMR Inc. facilitated this distribution by filing a registration statement with the SEC to register the shares of class A common stock of RMR Inc. being distributed and by listing those shares on The NASDAQ Stock Market LLC. Following this distribution, we currently hold 1,586,836 shares of class A common stock of RMR Inc. and GOV, HPT and SNH currently hold 1,214,225,  2,503,777 and 2,637,408 shares of class A common stock of RMR Inc., respectively. In connection with this distribution, we recognized a non-cash loss of $23,717 in the fourth quarter of 2015 as a result of the closing price of RMR Inc.’s class A common stock being lower than our carrying amount per RMR Inc. share on the distribution date. See Note 7 for information regarding the fair value of our investment in RMR Inc. as of December 31, 2015.

On December 15, 2015, RMR Inc. paid a cash dividend to holders of its class A common stock and class B-1 common stock as of November 25, 2015 of $0.5260 per share related to the period from and including June 5, 2015 up to but not including December 14, 2015.  As a result of our ownership of class A common stock of RMR Inc., we received a cash dividend of $1,666 from RMR Inc.

The transactions contemplated by the transaction agreement and the terms thereof were negotiated and reviewed by a Joint Special Committee comprised solely of our Independent Trustees and the independent trustees of the Other REITs, or the Joint Special Committee, and were separately approved and adopted by our Independent Trustee who did not serve as an independent trustee of any of the Other REITs, by a Special Committee of our Board of Trustees, comprised solely of our Independent Trustees, or our Special Committee, and by our Board of Trustees.  Morgan Stanley

& Co. LLC acted as financial advisor to the Joint Special Committee and FBR Capital Markets & Co. acted as financial advisor to our Special Committee.

Accounting for Investment in RMR Inc.  We concluded, for accounting purposes, that the cash and share consideration of $35,954 we paid for our investment in 3,166,891 shares of class A common stock of RMR Inc. represented a discount to the fair value of these shares.  We initially accounted for this investment under the cost method of accounting and recorded this investment at its estimated fair value of $81,850 as of June 5, 2015, using Level 3 inputs as defined in the fair value hierarchy under GAAP.  As a result, we recorded a liability for the amount by which the estimated fair value exceeded the price we paid for these shares and we are amortizing this amount as described below. As of December 31, 2015, the unamortized balance of this liability was $44,630.  This liability for our investment in class A common stock of RMR Inc. is included in accounts payable and other liabilities in our consolidated balance sheet and is being amortized on a straight line basis through December 31, 2035, the then 20 year term of the business and property management agreements, as an allocated reduction to business management fees and property management fees, which are included in general and administrative and other operating expenses, respectively, in our consolidated statements of comprehensive income. Amortization of the liability included in general and administrative expense and other operating expenses for the year ended December 31, 2015 totaled $1,268.

Management Agreements with RMR LLC.  For 2013, our business management agreement provided for the base business management fee to be paid to RMR LLC at an annual rate equal to the sum of (a) 0.5% of the historical cost of the real estate assets acquired from a REIT to which RMR LLC provided business management or property management services, or the Transferred Assets, plus (b) with respect to other properties we acquired excluding the Transferred Assets, 0.7% of our aggregate cost of those properties up to and including $250,000, and 0.5% thereafter. In addition, for 2013, our business management agreement also provided for RMR LLC to be paid an incentive fee equal to 15% of the product of (i) the weighted average of our common shares outstanding on a fully diluted basis during a fiscal year and (ii) the excess, if any, of the Normalized FFO Per Share, as defined in that business management agreement, for such fiscal year over the Normalized FFO Per Share for the preceding fiscal year. For purposes of calculating the incentive fee for 2013, Normalized FFO Per Share for 2012 was equal to the annualized amount of our Normalized FFO for the period beginning with our IPO on March 12, 2012 through December 31, 2012, divided by the weighted average number of common shares outstanding during that period.  This incentive fee was payable in common shares and it was subject to a cap on the value of the incentive fee being no greater than $0.02 per share of our total shares outstanding.

On December 23, 2013, we and RMR LLC amended and restated our business management agreement, effective with respect to services performed on or after January 1, 2014.  After these amendments, our business management agreement provided that:

•	Revised Base Management Fee. The annual amount of the base management fee to be paid to RMR LLC by us for each applicable period is equal to the lesser of:
o

the sum of (a) 0.5% of the average aggregate historical cost of the Transferred Assets, plus (b) 0.7% of the average aggregate historical cost of our real estate investments excluding the Transferred Assets up to $250,000, plus (c) 0.5% of the average historical cost of our real estate investments excluding the Transferred Assets exceeding $250,000; and

o

the sum of (a) 0.7% of the average closing price per share of our common shares on the NYSE, during such period, multiplied by the average number of our common shares outstanding during such period, plus the daily weighted average of the aggregate liquidation preference of each class of our preferred shares outstanding during such period, plus the daily weighted average of the aggregate principal amount of our consolidated indebtedness during such period, or, together, our Average Market Capitalization, up to $250,000, plus (b) 0.5% of our Average Market Capitalization exceeding $250,000.

The average aggregate historical cost of our real estate investments includes our consolidated assets invested, directly or indirectly, in equity interests in or loans secured by real estate and personal property owned in connection with such real estate (including acquisition related costs and costs which may be allocated to intangibles or are unallocated), all before reserves for depreciation, amortization, impairment charges or bad debts or other similar non-cash reserves.

•

Revised Incentive Fee. The incentive fee which may be earned by RMR LLC for an annual period is an amount, subject to a cap based on the value of our outstanding common shares, equal to 12% of the product of (a) our equity market capitalization on the last trading day on the year immediately prior to the relevant measurement period and (b) the amount (expressed as a percentage) by which the total returns per share realized by the holders of our common shares (i.e., share price appreciation plus dividends) exceeds the total shareholder return of the SNL US REIT Equity Index (in each case subject to certain adjustments) for the relevant measurement period. The measurement periods are generally three-year periods ending with the year for which the incentive fee is being calculated, with shorter periods applicable in the case of the calculation of the incentive fee for 2014 (one year) and 2015 (two years). The terms of the revised incentive fee were developed by our Compensation Committee, which is comprised solely of Independent Trustees, in consultation with FTI Consulting, Inc., a nationally recognized compensation consultant experienced in REIT compensation programs.

•

Partial Payment in Common Shares. The base management fee would be paid monthly to RMR LLC, 90% in cash and 10% in our common shares, which are fully vested when issued. The number of our common shares to be issued in payment of the base management fee for each month would equal the value of 10% of the total base management fee for that month divided by the average daily closing price of our common shares during that month. The incentive fee would be payable in our common shares, with one-third of our common shares issued in payment of an incentive fee vested on the date of issuance, and the remaining two-thirds vesting thereafter in two equal annual installments. All common shares issued in payment of the incentive fee would be fully vested upon termination of the business management agreement, subject to certain exceptions. In addition, RMR LLC would, in certain circumstances, be required to return to us or forfeit some or all of the common shares paid or payable to it in payment of the incentive management fee.  RMR LLC and certain eligible transferees of our common shares issued in payment of the base management fee or incentive fee would be entitled to demand registration rights, exercisable not more frequently than twice per year, and to “piggy-back” registration rights, with certain expenses to be paid by us. We and applicable selling shareholders also indemnify each other (and their officers, trustees, directors and controlling persons) against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, in connection with any such registration.

•

Elimination of Right of First Offer. The right of first offer was eliminated. That right of first offer had required that, with certain exceptions, if we determined to offer for sale or other disposition any real property that, at such time, is of a type within the investment focus of another REIT to which RMR LLC provides management services, we would first offer that property for purchase or disposition to that REIT and negotiate in good faith for such purchase or disposition. Under our business management agreement, we acknowledge that RMR LLC may engage in other activities or businesses and act as the manager to any other person or entity (including other REITs) even though such person or entity has investment policies and objectives similar to ours and we are not entitled to preferential treatment in receiving information, recommendations and other services from RMR LLC.

On May 9, 2014, we and RMR LLC entered into the following amendments to our business management agreement and property management agreement:

•

Revised RMR LLC Termination Right.  RMR LLC’s right to terminate the business management and property management agreements was changed to 120 days’ written notice from the previous 60 days’ written notice for the business management agreement and five business days’ notice if we underwent a change of control for the property management agreement.

•

RMR LLC Termination Fee. We agreed that if we terminate or elect not to renew the business management agreement other than for cause, as defined, we would pay RMR LLC a termination fee equal to 2.75 times the sum of the annual base management fee and the annual internal audit services expense, which amounts are based on averages during the 24 consecutive calendar months prior to the date of notice of nonrenewal or termination.  In addition, we agreed that if we terminate or elect not to renew the property management agreement other than for cause, as defined, within 12 months prior to or following our giving notice of termination or non-renewal of the business management agreement other than for cause, we would pay RMR LLC a termination fee equal to 12 times the average monthly property management fee for the six months prior to the effective date of the nonrenewal or termination.
•

Transitional Services. RMR LLC agreed to provide certain transition services to us for 120 days following an applicable termination by us or notice of termination by RMR LLC, including cooperating with us and using commercially reasonable efforts to facilitate the orderly transfer of the management and real estate investment services provided under the business management agreement and to facilitate the orderly transfer of management of the managed properties, as applicable.

As part of the Up-C Transaction described above, on June 5, 2015, we and RMR LLC amended and restated our business management agreement and our property management agreement. As a result of these amendments, effective as of June 5, 2015:

•

Extended Term. Our management agreements have terms that end on December 31, 2036, and automatically extend on December 31st of each year for an additional year, so that the terms of the agreements thereafter end on the 20th anniversary of the date of the extension.

•	Payment of Fees in Cash. All base management and incentive fees under our management agreements are payable in cash.
•

Revised Termination Rights. We have the right to terminate each management agreement: (i) at any time on 60 days’ written notice for convenience, (ii) immediately upon written notice for cause, as defined therein, (iii) on 60 days’ written notice given within 60 days after the end of an applicable calendar year for a performance reason, as defined therein, and (iv) by written notice during the 12 months following a change of control of RMR LLC, as defined therein.  RMR LLC has the right to terminate the management agreements for good reason, as defined therein.

•

Revised Termination Fee. If we terminate one or both of our management agreements for convenience, or if RMR LLC terminates one or both of our management agreements for good reason, as defined therein, we have agreed to pay RMR LLC a termination fee in an amount equal to the sum of the present values of the monthly future fees, as defined therein, for the terminated management agreement(s) for the remaining term prior to the termination, which depending on the time of termination would be between 19 and 20 years.  If we terminate one or both of our management agreements for a performance reason, as defined therein, we have agreed to pay RMR LLC the termination fee calculated as described above, but assuming a remaining term of 10 years prior to the termination.  We are not required to pay any termination fee if we terminate our management agreements for cause, as defined therein or as a result of a change of control of RMR LLC, as defined therein.

Our Board of Trustees has given our Compensation Committee, which is comprised exclusively of our Independent Trustees, authority to act on our behalf with respect to our management agreements with RMR LLC. Our Governance Guidelines and the charter of our Compensation Committee together require the committee to annually review the terms of these agreements, evaluate RMR LLC’s performance under the agreements and determine whether to terminate the management agreements.

The 2013 and 2014 amendments to the business and property management agreements described above were negotiated, reviewed, approved and adopted by our Compensation Committee and the 2015 amendments to the business and property management agreements described above were negotiated and reviewed by the Joint Special Committee, and were approved and adopted by our Compensation Committee.

RMR LLC Management Fees and Reimbursements.  Pursuant to our business management agreement with RMR LLC, we recognized business management fees of $19,994, $10,095 and $9,503 for 2015, 2014 and 2013, respectively. The business management fees we recognized for 2015, 2014 and 2013 are included in general and administrative expenses in our consolidated financial statements.  The business management fee recognized for 2015 reflects a reduction of $838 for the amortization of the liability we recorded in connection with the Up-C Transaction, as further described above under “—Accounting for Investment in RMR Inc.”  In accordance with the terms of our business management agreement, we issued, in aggregate, 34,206 of our common shares to RMR LLC as payment for a portion of the base business management fee we recognized for the period from January 1, 2015 to June 5, 2015, and 36,827 of our common shares to RMR LLC as payment for a portion of the base business management fee we recognized for 2014.  No incentive fee was payable to RMR LLC under our business management agreement for 2015 or 2014.  In March 2014, we issued 32,865 of our common shares to RMR LLC for the incentive fee for 2013 pursuant to our business management agreement.

Our property management agreement with RMR LLC provides for management fees equal to 3.0% of gross collected rents and construction supervision fees equal to 5.0% of construction costs. The aggregate property management and construction supervision fees we recognized were $11,582, $6,240 and $5,449 for 2015, 2014 and 2013, respectively. These amounts are included in other operating expenses or have been capitalized, as appropriate, in our consolidated financial statements.

We are generally responsible for all of our operating expenses, including certain expenses incurred by RMR LLC on our behalf.  Our property level operating costs are generally incorporated into rents charged to our tenants, including certain payroll and related costs incurred by RMR LLC.  The total of these property management related reimbursements paid to RMR LLC for the years ended December 31, 2015, 2014 and 2013 were $4,391,  $2,012 and $1,270, respectively, and these amounts are included in other operating expenses in our consolidated financial statements for these periods.  We are generally not responsible for payment of RMR LLC’s employment, office or administration expenses incurred to provide management services to us, except for the employment and related expenses of RMR LLC employees assigned to work exclusively or partly at our owned properties, our share of the wages, benefits and other related costs of centralized accounting personnel and our share of the staff employed by RMR LLC who perform our internal audit function.

We have historically awarded share grants to certain RMR LLC employees under the 2012 Plan. During the years ended December 31, 2015, 2014 and 2013, we made annual share grants to RMR LLC employees of 52,600, 51,500 and 37,200 of our common shares, respectively.  Those grants had aggregate values of $973,  $1,320 and $921, respectively, based upon the closing price of our common shares on the NYSE on the dates of grant.  One fifth of those restricted shares vested on the grant dates and one fifth vests on each of the next four anniversaries of the grant dates.  These share grants to RMR LLC employees are in addition to the fees we paid RMR LLC.  In September 2015, we purchased 6,851 of our common shares, at the closing price for our common shares on the NYSE on the date of purchase, from certain of our officers and other employees of RMR LLC in satisfaction of tax withholding and payment obligations in connection with the vesting of awards of restricted common shares.  In addition, under our business management agreement we reimburse RMR LLC for our allocable costs for internal audit services, which amounts are subject to approval by our Compensation Committee. Our Audit Committee appoints our Director of Internal Audit. The aggregate amounts accrued for share grants to RMR LLC employees and internal audit costs for the years ended December 31, 2015, 2014 and 2013 were $899,  $972 and $568, respectively, and these amounts are included in our general and administrative expenses for these periods.

On occasion, we have entered into arrangements with former employees of RMR LLC in connection with the termination of their employment with RMR LLC, providing for the acceleration of vesting of restricted shares previously granted to them under the 2012 Plan. Additionally, each of our executive officers received grants of restricted shares of other companies to which RMR LLC provides management services in their capacities as officers of RMR LLC.

Pursuant to our business management agreement, RMR LLC may from time to time negotiate on our behalf with certain third party vendors and suppliers for the procurement of goods and services to us. As part of this arrangement, we may enter agreements with RMR LLC and other companies to which RMR LLC provides management services for the purpose of obtaining more favorable terms from such vendors and suppliers.

EQC.  We were formerly a 100% owned subsidiary of EQC.  Until July 9, 2014, EQC was our largest shareholder and owned 22,000,000 of our common shares, or approximately 36.7% of our then outstanding common shares.  One of our Managing Trustees, Mr. Barry Portnoy, was a managing trustee of EQC until March 25, 2014.  Our other Managing Trustee, Mr. Adam Portnoy, was the president of EQC until May 23, 2014 and a managing trustee of EQC until March 25, 2014.  In addition, Mr. John Popeo, our Treasurer and Chief Financial Officer, also served as the treasurer and chief financial officer of EQC until May 23, 2014, and one of our Independent Trustees, Mr. William Lamkin, was an independent trustee of EQC until March 25, 2014.  RMR LLC provided business and property management services to EQC until EQC terminated its business and property management agreements with RMR LLC on September 30, 2014.  After that termination, RMR LLC’s services to EQC were limited to management services in respect of EQC’s Australian assets and certain transition services, which terminated on October 31, 2015.

In March 2013, we entered into a registration agreement with EQC, pursuant to which we agreed to register for resale by EQC up to 22,000,000 of our common shares then owned by EQC, or an Offering. Under the registration agreement, EQC agreed to pay all expenses incurred by us relating to the registration and sale of the shares in an Offering. As of March 31, 2014, we paid $636 of expenses related to this agreement, which amount was reimbursed by EQC. On March 31, 2014, we notified EQC that, effective that same day, as a result of the change of control of EQC as provided in that registration agreement we had elected to terminate the registration agreement.

On July 9, 2014, EQC sold 21,500,000 of our common shares that it owned to GOV and sold 500,000 of our common shares that it owned to RMR LLC. We were not a contracting party to this transaction.  We understand that, following these sales, EQC no longer owned any of our common shares, and we do not consider EQC to be a related party of ours.

GOV.  GOV is our largest shareholder owning approximately 27.9% of our outstanding common shares as of December 31, 2015 and February 12, 2016.  As noted above, on July 9, 2014, GOV acquired 21,500,000 of our common shares from EQC.

As discussed in Note 3, the CCIT Merger closed on January 29, 2015.  Concurrently with the execution and delivery of the Merger Agreement, GOV entered into a voting and standstill agreement with CCIT and VEREIT, Inc. (formerly known as American Realty Capital Properties, Inc.), a Maryland corporation and parent of the advisor of CCIT, or VEREIT, or the Voting Agreement.  Pursuant to the Voting Agreement, GOV agreed to vote all of our common shares beneficially owned by it in favor of the issuance of our common shares to the stockholders of CCIT as contemplated by the Merger Agreement, upon and subject to the terms and conditions of the Voting Agreement and the Merger Agreement.  The Voting Agreement also contains standstill provisions pursuant to which VEREIT agreed, among other things, not to make unsolicited proposals to acquire us or GOV for a period of 36 months. Concurrently with our entering into the Merger Agreement, RMR LLC, which also provides management services to GOV, and Messrs. Barry Portnoy and Adam Portnoy, RMR LLC’s principals, our Managing Trustees and managing trustees of GOV, also entered into a voting and standstill agreement on terms and conditions substantially similar to the Voting Agreement that also includes a standstill in respect of SNH. One of our Independent Trustees also serves as an independent trustee of each of GOV and SNH.

On February 28, 2015, GOV entered into a share purchase agreement, or the GOV Purchase Agreement, with Lakewood Capital Partners, LP, or Lakewood, the other persons who are members of a group with Lakewood, or, together with Lakewood, the Lakewood Parties, and, for the purpose of specified sections, us, pursuant to which, on March 4, 2015, GOV acquired from Lakewood 3,418,421 of our common shares, representing approximately 3.9% of our then outstanding common shares, for an aggregate cash purchase price of approximately $95,203.

The GOV Purchase Agreement contains (i) standstill provisions, pursuant to which the Lakewood Parties agreed not to take certain actions with respect to our securities, or those of GOV, for a 50-year period and (ii) voting provisions, pursuant to which the Lakewood Parties agreed to cause our securities, or those of GOV, that they or any of their affiliates own as of a record date for a meeting of our or GOV’s shareholders to be present and voted at such meeting in favor of all actions recommended by the board of trustees of such company.

In connection with GOV’s purchases of our common shares as referenced above, and in light of the fact that GOV would own greater than 10% of our outstanding common shares following such purchases, our disinterested Trustees adopted resolutions exempting GOV and its affiliates (as defined in the Maryland General Corporation Law), including RMR LLC and Messrs. Barry and Adam Portnoy, from being “interested stockholders” under the Maryland Business Combination Act.

On February 28, 2015, our Managing Trustees, Messrs. Barry Portnoy and Adam Portnoy, entered into separate share purchase agreements with the Lakewood Parties, with provisions similar to the GOV Purchase Agreement, pursuant to which, on March 4, 2015, Messrs. Barry Portnoy and Adam Portnoy acquired 107,606 and 87,606 of our common shares, respectively, from Lakewood and, on March 5, 2015, Messrs. Barry Portnoy and Adam Portnoy acquired 2,429 and 2,429 of our common shares, respectively, from Mr. William H. Lenehan, one of the Lakewood Parties.  Concurrently with entering into the agreements among GOV, Messrs. Barry Portnoy and Adam Portnoy and the Lakewood Parties, Lakewood withdrew its nomination of Mr. Lenehan for election to our Board of Trustees at our 2015 Annual Meeting of Shareholders.

SNH.  Concurrently with the entry into the merger agreement for the CCIT Merger, on August 30, 2014, we, a wholly owned subsidiary of ours and SNH, entered into a purchase and sale agreement and joint escrow instructions to sell certain healthcare properties to be acquired in the CCIT Merger to SNH.  Pursuant to this purchase and sale agreement, on January 29, 2015, we sold to SNH concurrently with the closing of the CCIT Merger, the subsidiaries of CCIT owning 23 healthcare properties for approximately $532,000, including the assumption of approximately $30,000 of mortgage debt and a purchase price adjustment of $7,677, but excluding working capital.  In April 2015, we paid $1,316 to SNH to settle certain working capital activity for the 23 healthcare properties as of the sale date.  Our Managing Trustees, Messrs. Barry Portnoy and Adam Portnoy, are managing trustees of SNH.  One of our Independent Trustees also serves as an independent trustee of each of SNH and GOV.

AIC. We, ABP Trust, GOV and four other companies to which RMR LLC provides management services currently own AIC, an Indiana insurance company, and are parties to an amended and restated shareholders agreement regarding AIC. On May 9, 2014, as a result of a change in control of EQC, as defined in the amended and restated shareholders agreement, we and the other AIC shareholders purchased pro rata the AIC shares EQC owned in accordance with the terms of that agreement. Pursuant to that purchase, we purchased 2,857 AIC shares from EQC for $825. Following these purchases, we and the other remaining six shareholders each owns approximately 14.3% of AIC. As of December 31, 2015, we have invested $6,160 in AIC since we became an equity owner of AIC in 2012.

All of our Trustees and all of the trustees and directors of the other AIC shareholders currently serve on the board of directors of AIC. RMR LLC provides management and administrative services to AIC pursuant to a management and administrative services agreement with AIC.  Pursuant to this agreement, AIC pays RMR LLC a service fee equal to 3.0% of the total annual net earned premiums payable under then active policies issued or underwritten by AIC or by a vendor or an agent of AIC on its behalf or in furtherance of AIC’s business.  The shareholders agreement among us, the other shareholders of AIC and AIC includes arbitration provisions for the resolution of disputes.

We and the other shareholders of AIC have historically participated in a combined property insurance program arranged by AIC providing $500,000 of coverage and with respect to which AIC is a reinsurer of certain coverage amounts.  In June 2015, we and the other shareholders of AIC renewed our participation in this program.  In connection with that renewal, we purchased a three year combined property insurance policy providing $500,000 of coverage annually with the premiums to be paid annually and a one year combined policy providing certain other coverage. Our annual premiums for this property insurance were $2,325,  $434 and $559 as of the renewal of the policies in June 2015, 2014 and 2013, respectively.  The premiums are adjusted throughout the policy years for property acquisitions or dispositions we make. Although we own less than 20% of AIC, we use the equity method to account for this investment because we believe that we have significant influence over AIC as all of our Trustees are also directors of AIC. Our investment in AIC had a carrying value of $6,827,  $6,827 and $5,913 as of December 31, 2015, 2014 and 2013, respectively, which amounts are included in other assets on our consolidated balance sheets. We recognized income of $20,  $87 and $334 related to our investment in AIC for 2015, 2014 and 2013, respectively.

We periodically consider the possibilities for expanding our insurance relationships with AIC to include other types of insurance and may in the future participate in additional insurance offerings AIC may provide or arrange. We may invest additional amounts in AIC in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so.

Directors’ and Officers’ Liability Insurance. We, RMR Inc. and certain companies to which RMR LLC provides management services participate in a combined directors’ and officers’ liability insurance policy. This combined policy currently provides for $10,000 of combined primary coverage and expires in September 2017.  In August 2015, we also obtained separate non-combined directors’ and officers’ liability insurance policies providing $20,000 of aggregate excess coverage plus $5,000 of excess non-indemnifiable coverage, which policies expire in September 2016.  We paid aggregate premiums of $332,  $522 and $133 in 2015, 2014 and 2013, respectively, for these policies.  The premiums for the combined policies were allocated among the insured companies after consultation with the insurance broker and approval by each company’s board and independent trustees or directors as applicable.

Note 13. Selected Quarterly Financial Data (Unaudited)

The following is a summary of our unaudited quarterly results of operations for 2015 and 2014:

	2015
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Total revenues	$94,415	$107,214	$111,942	$114,794
Net income (1)	$4,018	$29,188	$30,801	$10,917
Net income attributed to SIR (1)	$3,977	$29,140	$30,755	$10,876
Basic and diluted net income attributed to SIR
per common share (1)	$0.05	$0.33	$0.34	$0.12
Common distributions declared (2)	$0.63	$0.34	$0.50	$0.71

(1)	The fourth quarter of 2015 includes a non-cash loss of $23,717 related to the distribution of the RMR Inc. shares as discussed in Notes 9 and 12.

(2)	The fourth quarter of 2015 includes a non-cash distribution of $0.21 per share related to the distribution of the RMR Inc. shares as discussed in Notes 9 and 12.

	2014
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Total revenues	$53,028	$56,557	$56,700	$56,395
Net income	$25,058	$30,208	$23,742	$26,887
Net income attributed to SIR	$25,058	$30,208	$23,742	$26,887
Basic and diluted net income attributed to SIR
per common share	$0.50	$0.56	$0.40	$0.45
Common distributions declared	$0.46	$0.48	$0.48	$0.48

SELECT INCOME REIT

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

December 31, 2015

(dollars in thousands)

	Balance at	Charged to		Balance
	Beginning	Costs and		at End
Description	of Period	Expenses	Deductions	of Period
Year ended December 31, 2013:
Allowance for doubtful accounts	$644	$352	$(60)	$936
Year ended December 31, 2014:
Allowance for doubtful accounts	$936	$844	$(116)	$1,664
Year ended December 31, 2015:
Allowance for doubtful accounts	$1,664	$(463)	$(737)	$464

SELECT INCOME REIT

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2015

(dollars in thousands)

						Initial Cost to		Costs	Gross Amount Carried at
						Company		Capitalized	Close of Period(4)					Original
							Buildings and	Subsequent to		Buildings and		Accumulated	Date	Construction
Property		Location	State	Property Type	Encumbrances(1)	Land	Equipment	Acquisition	Land	Equipment	Total(2)	Depreciation(3)	Acquired	Date
1	Inverness Center	Birmingham	AL	Mainland Properties	$—	$6,209	$32,096	$326	$6,209	$32,422	$38,631	$4,111	12/9/2010; 4/17/2015	1984;1985
2	Cinram Distribution Center	Huntsville	AL	Mainland Properties	—	5,628	67,373	—	5,628	67,373	73,001	5,614	8/31/2012	1979
3	4501 Industrial Drive	Fort Smith	AR	Mainland Properties	—	900	3,485	—	900	3,485	4,385	80	1/29/2015	2013
4	16001 North 28th Avenue	Phoenix	AZ	Mainland Properties	—	2,490	10,799	273	2,490	11,072	13,562	180	4/16/2015	1998
5	2149 West Dunlap Avenue	Phoenix	AZ	Mainland Properties	—	5,600	14,433	—	5,600	14,433	20,033	330	1/29/2015	1983
6	Regents Center	Tempe	AZ	Mainland Properties	—	1,125	10,122	1,058	1,125	11,180	12,305	4,336	6/30/1999	1988
7	Campbell Place	Carlsbad	CA	Mainland Properties	18,273	3,381	17,918	15	3,381	17,933	21,314	1,457	9/21/2012	2007
8	Folsom Corporate Center	Folsom	CA	Mainland Properties	—	3,450	25,504	—	3,450	25,504	28,954	3,188	12/17/2010	2008
9	Bayside Technology Park	Fremont	CA	Mainland Properties	—	5,200	4,860	521	5,200	5,381	10,581	853	3/19/2009	1990
10	100 Redwood Shores Parkway	Redwood City	CA	Mainland Properties	—	12,300	23,231	—	12,300	23,231	35,531	532	1/29/2015	1993
11	3875 Atherton Road	Rocklin	CA	Mainland Properties	—	200	3,980	—	200	3,980	4,180	91	1/29/2015	1991
12	2090 Fortune Drive	San Jose	CA	Mainland Properties	—	5,700	1,998	—	5,700	1,998	7,698	46	1/29/2015	1996
13	2115 O’Nel Drive	San Jose	CA	Mainland Properties	—	8,000	25,098	—	8,000	25,098	33,098	575	1/29/2015	1984
14	6448-6450 Via Del Oro	San Jose	CA	Mainland Properties	—	2,700	11,549	—	2,700	11,549	14,249	265	1/29/2015	1983
15	North First Street	San Jose	CA	Mainland Properties	—	6,160	7,961	11	6,160	7,972	14,132	398	12/23/2013	1984
16	Rio Robles Drive	San Jose	CA	Mainland Properties	—	16,608	28,316	—	16,608	28,316	44,924	1,416	12/23/2013	1984
17	2450 & 2500 Walsh Avenue	Santa Clara	CA	Mainland Properties	—	8,200	36,597	—	8,200	36,597	44,797	839	1/29/2015	1982
18	3250 and 3260 Jay Street	Santa Clara	CA	Mainland Properties	—	11,900	52,059	—	11,900	52,059	63,959	1,193	1/29/2015	1982
19	350 West Java Drive	Sunnyvale	CA	Mainland Properties	—	11,552	12,461	—	11,552	12,461	24,013	986	11/15/2012	1984
20	7958 South Chester Street	Centennial	CO	Mainland Properties	—	7,400	23,278	—	7,400	23,278	30,678	533	1/29/2015	2000
21	350 Spectrum Loop	Colorado Springs	CO	Mainland Properties	—	3,100	20,165	—	3,100	20,165	23,265	462	1/29/2015	2000
22	955 Aeroplaza Drive	Colorado Springs	CO	Mainland Properties	—	800	7,412	—	800	7,412	8,212	170	1/29/2015	2012
23	13400 East 39th Avenue and 3800 Wheeling Street	Denver	CO	Mainland Properties	—	3,100	12,955	18	3,100	12,973	16,073	299	1/29/2015	1973
24	333 Inverness Drive South	Englewood	CO	Mainland Properties	—	3,230	11,801	415	3,230	12,216	15,446	1,078	6/15/2012	1998
25	150 Greenhorn Drive	Pueblo	CO	Mainland Properties	—	200	4,177	—	200	4,177	4,377	96	1/29/2015	2013
26	2 Tower Drive	Wallingford	CT	Mainland Properties	—	1,471	2,165	7	1,471	2,172	3,643	506	10/24/2006	1978

SELECT INCOME REIT

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)

December 31, 2015

(dollars in thousands)

						Initial Cost to		Costs	Gross Amount Carried at
						Company		Capitalized	Close of Period(4)					Original
							Buildings and	Subsequent to		Buildings and		Accumulated	Date	Construction
Property		Location	State	Property Type	Encumbrances(1)	Land	Equipment	Acquisition	Land	Equipment	Total(2)	Depreciation(3)	Acquired	Date
27	1 Targeting Center	Windsor	CT	Mainland Properties	$—	$1,850	$7,226	$—	$1,850	$7,226	$9,076	$617	7/20/2012	1980
28	235 Great Pond Road	Windsor	CT	Mainland Properties	—	2,400	9,469	—	2,400	9,469	11,869	809	7/20/2012	2004
29	10350 NW 112th Avenue	Miami	FL	Mainland Properties	—	3,500	19,954	—	3,500	19,954	23,454	457	1/29/2015	2002
30	2100 NW 82nd Ave	Miami	FL	Mainland Properties	—	144	1,297	456	144	1,753	1,897	614	3/19/1998	1987
31	One Primerica Parkway	Duluth	GA	Mainland Properties	40,233	6,900	50,433	—	6,900	50,433	57,333	1,155	1/29/2015	2013
32	King Street Ground Lease	Honolulu	HI	Hawaii Properties	—	1,342	—	—	1,342	—	1,342	—	12/5/2003	-
33	Mapunapuna Ground Leases	Honolulu	HI	Hawaii Properties	—	333,883	9,404	1,172	334,527	9,932	344,459	2,926	12/5/2003;11/21/2012	-
34	Safeway Shopping Center	Honolulu	HI	Hawaii Properties	—	11,437	—	167	11,437	167	11,604	73	12/5/2003	-
35	Salt Lake Shopping Center	Honolulu	HI	Hawaii Properties	—	9,660	—	—	9,660	—	9,660	—	12/5/2003	-
36	Sand Island Buildings	Honolulu	HI	Hawaii Properties	—	15,709	11,307	12,003	15,709	23,310	39,019	5,670	12/5/2003;11/23/2004	1953;1959;1966;1970;1972;2004
37	Sand Island Ground Leases	Honolulu	HI	Hawaii Properties	—	92,169	—	250	92,169	250	92,419	40	12/5/2003	-
38	Waiwai Ground Leases	Honolulu	HI	Hawaii Properties	—	2,112	455	—	2,112	455	2,567	137	12/5/2003	-
39	Campbell Buildings	Kapolei	HI	Hawaii Properties	—	4,074	7,736	12,319	4,074	20,055	24,129	4,385	6/15/2005	1964;1980;1981;1990;1991
40	Campbell Easements	Kapolei	HI	Hawaii Properties	—	10,496	—	—	10,496	—	10,496	—	6/15/2005	-
41	Campbell Ground Leases	Kapolei	HI	Hawaii Properties	—	101,905	—	1,056	101,905	1,056	102,961	231	6/15/2005	-
42	Waipahu Ground Lease	Waipahu	HI	Hawaii Properties	—	717	—	—	717	—	717	—	12/5/2003	-
43	5500 SE Delaware Avenue	Ankeny	IA	Mainland Properties	12,637	2,200	16,994	—	2,200	16,994	19,194	389	1/29/2015	2012
44	951 Trails Road	Eldridge	IA	Mainland Properties	—	470	7,480	612	470	8,092	8,562	1,672	4/2/2007	1994
45	8305 NW 62nd Avenue	Johnston	IA	Mainland Properties	—	2,500	31,508	—	2,500	31,508	34,008	722	1/29/2015	2011
46	2300 N 33rd Ave	Newton	IA	Mainland Properties	—	500	13,236	163	500	13,399	13,899	2,492	9/29/2008	2008
47	7121 South Fifth Avenue	Pocatello	ID	Mainland Properties	—	400	4,201	19	400	4,220	4,620	96	1/29/2015	2007
48	400 South Jefferson Street	Chicago	IL	Mainland Properties	50,218	17,200	73,279	—	17,200	73,279	90,479	1,680	1/29/2015	1947
49	1230 West 171st Street	Harvey	IL	Mainland Properties	2,072	800	1,673	—	800	1,673	2,473	38	1/29/2015	2004
50	475 Bond Street	Lincolnshire	IL	Mainland Properties	—	4,900	16,058	—	4,900	16,058	20,958	368	1/29/2015	2000
51	1415 West Diehl Road	Naperville	IL	Mainland Properties	—	13,757	174,718	—	13,757	174,718	188,475	7,644	4/1/2014	2001
52	5156 American Road	Rockford	IL	Mainland Properties	—	400	1,529	—	400	1,529	1,929	35	1/29/2015	1996

SELECT INCOME REIT

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)

December 31, 2015

(dollars in thousands)

						Initial Cost to		Costs	Gross Amount Carried at
						Company		Capitalized	Close of Period(4)					Original
							Buildings and	Subsequent to		Buildings and		Accumulated	Date	Construction
Property		Location	State	Property Type	Encumbrances(1)	Land	Equipment	Acquisition	Land	Equipment	Total(2)	Depreciation(3)	Acquired	Date
53	440 North Fairway Drive	Vernon Hills	IL	Mainland Properties	$—	$4,095	$9,882	$—	$4,095	$9,882	$13,977	$555	10/15/2013	1992
54	Capitol Tower	Topeka	KS	Mainland Properties	—	1,300	15,918	367	1,300	16,285	17,585	1,383	7/30/2012	1983
55	The Atrium at Circleport II	Erlanger	KY	Mainland Properties	—	2,020	9,545	1,467	2,020	11,012	13,032	3,318	6/30/2003	1999
56	17200 Manchac Park Lane	Baton Rouge	LA	Mainland Properties	—	1,700	8,860	—	1,700	8,860	10,560	203	1/29/2015	2014
57	209 South Bud Street	Lafayette	LA	Mainland Properties	—	700	4,549	—	700	4,549	5,249	104	1/29/2015	2010
58	300 and 330 Billerica Road	Chelmsford	MA	Mainland Properties	—	3,419	14,049	609	3,419	14,658	18,077	1,465	1/18/2011;9/27/2012	1984
59	111 Powdermill Road	Maynard	MA	Mainland Properties	—	3,603	26,180	100	3,603	26,280	29,883	5,770	3/30/2007	1990
60	314 Littleton Road	Westford	MA	Mainland Properties	—	3,500	30,444	—	3,500	30,444	33,944	698	1/29/2015	2007
61	7001 Columbia Gateway Drive	Columbia	MD	Mainland Properties	—	3,700	24,592	—	3,700	24,592	28,292	1,844	12/21/2012	2008
62	4000 Principio Parkway	North East	MD	Mainland Properties	—	4,200	71,518	26	4,200	71,544	75,744	1,639	1/29/2015	2012
63	3550 Green Court	Ann Arbor	MI	Mainland Properties	—	2,877	9,081	1,079	2,877	10,160	13,037	787	12/21/2012	1998
64	3800 Midlink Drive	Kalamazoo	MI	Mainland Properties	—	2,630	40,599	—	2,630	40,599	43,229	931	1/29/2015	2014
65	2401 Cram Avenue SE	Bemidji	MN	Mainland Properties	—	100	2,137	—	100	2,137	2,237	49	1/29/2015	2013
66	110 Stanbury Industrial Drive	Brookfield	MO	Mainland Properties	—	200	1,859	—	200	1,859	2,059	43	1/29/2015	2012
67	2555 Grand Boulevard	Kansas City	MO	Mainland Properties	—	4,263	73,891	—	4,263	73,891	78,154	769	7/31/2015	2003
68	628 Patton Avenue	Asheville	NC	Mainland Properties	—	500	1,514	—	500	1,514	2,014	35	1/29/2015	1994
69	2300 and 2400 Yorkmont Road	Charlotte	NC	Mainland Properties	—	1,200	42,073	194	1,200	42,267	43,467	964	1/29/2015	1995
70	3900 NE 6th Street	Minot	ND	Mainland Properties	—	700	3,223	—	700	3,223	3,923	74	1/29/2015	2013
71	1415 West Commerce Way	Lincoln	NE	Mainland Properties	—	2,200	8,518	—	2,200	8,518	10,718	195	1/29/2015	1971
72	18010 and 18020 Burt Street	Omaha	NE	Mainland Properties	—	2,600	47,226	—	2,600	47,226	49,826	1,083	1/29/2015	2012

73	309 Dulty's Lane	Burlington	NJ	Mainland Properties	—	1,600	51,400	—	1,600	51,400	53,000	1,178	1/29/2015	2001
74	500 Charles Ewing Boulevard	Ewing	NJ	Mainland Properties	—	5,300	69,074	—	5,300	69,074	74,374	1,583	1/29/2015	2012
75	725 Darlington Avenue	Mahwah	NJ	Mainland Properties	—	8,492	9,451	69	8,492	9,520	18,012	415	4/9/2014	1998
76	One Jefferson Road	Parsippany	NJ	Mainland Properties	—	4,188	14,919	—	4,188	14,919	19,107	62	11/13/2015	2009
77	299 Jefferson Road	Parsippany	NJ	Mainland Properties	—	4,900	25,987	83	4,900	26,070	30,970	596	1/29/2015	2011
78	2375 East Newlands Road	Fernley	NV	Mainland Properties	—	1,100	17,314	100	1,100	17,414	18,514	396	1/29/2015	2007

SELECT INCOME REIT

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)

December 31, 2015

(dollars in thousands)

						Initial Cost to		Costs	Gross Amount Carried at
						Company		Capitalized	Close of Period(4)					Original
							Buildings and	Subsequent to		Buildings and		Accumulated	Date	Construction
Property		Location	State	Property Type	Encumbrances(1)	Land	Equipment	Acquisition	Land	Equipment	Total(2)	Depreciation(3)	Acquired	Date
79	55 Commerce Avenue	Albany	NY	Mainland Properties	$—	$1,000	$10,105	$—	$1,000	$10,105	$11,105	$232	1/29/2015	2013
80	8687 Carling Road	Liverpool	NY	Mainland Properties	—	375	3,265	1,924	375	5,189	5,564	1,238	1/6/2006	1997
81	1212 Pittsford - Victor Road	Pittsford	NY	Mainland Properties	—	528	3,755	89	528	3,844	4,372	1,051	11/30/2004	1965
82	500 Canal View Boulevard	Rochester	NY	Mainland Properties	—	1,462	12,482	1,201	1,462	13,683	15,145	4,040	1/6/2006	1996
83	32150 Just Imagine Drive	Avon	OH	Mainland Properties	—	2,200	23,280	—	2,200	23,280	25,480	3,831	5/29/2009	1996
84	1415 Industrial Drive	Chillicothe	OH	Mainland Properties	—	1,200	3,265	—	1,200	3,265	4,465	75	1/29/2015	2012
85	2231 Schrock Road	Columbus	OH	Mainland Properties	2,486	700	4,472	17	700	4,489	5,189	102	1/29/2015	1999
86	5300 Centerpoint Parkway	Groveport	OH	Mainland Properties	—	2,700	29,863	—	2,700	29,863	32,563	684	1/29/2015	2014
87	200 Orange Point Drive	Lewis Center	OH	Mainland Properties	—	1,300	8,613	—	1,300	8,613	9,913	198	1/29/2015	2013
88	301 Commerce Drive	South Point	OH	Mainland Properties	—	600	4,530	—	600	4,530	5,130	104	1/29/2015	2013
89	2820 State Highway 31	McAlester	OK	Mainland Properties	—	300	2,237	—	300	2,237	2,537	51	1/29/2015	2012
90	501 Ridge Avenue	Hanover	PA	Mainland Properties	—	4,800	22,200	30	4,800	22,230	27,030	4,052	9/24/2008	1948
91	8800 Tinicum Boulevard	Philadelphia	PA	Mainland Properties	41,000	3,900	67,116	—	3,900	67,116	71,016	1,538	1/29/2015	2000
92	9680 Old Bailes Road	Fort Mill	SC	Mainland Properties	—	800	8,057	—	800	8,057	8,857	185	1/29/2015	2007
93	996 Paragon Way	Rock Hill	SC	Mainland Properties	—	2,600	35,920	—	2,600	35,920	38,520	823	1/29/2015	2014
94	510 John Dodd Road	Spartanburg	SC	Mainland Properties	—	3,300	57,998	—	3,300	57,998	61,298	1,329	1/29/2015	2012
95	4836 Hickory Hill Road	Memphis	TN	Mainland Properties	—	1,402	10,769	117	1,402	10,886	12,288	269	12/23/2014	1984
96	2020 Joe B. Jackson Parkway	Murfreesboro	TN	Mainland Properties	—	7,500	55,259	—	7,500	55,259	62,759	1,266	1/29/2015	2012
97	16001 North Dallas Parkway	Addison	TX	Mainland Properties	—	10,107	95,124	245	10,107	95,369	105,476	6,956	1/16/2013	1987
98	2115-2116 East Randol Mill Road	Arlington	TX	Mainland Properties	—	2,100	9,769	1,373	2,100	11,142	13,242	321	1/29/2015	1989
99	Research Park	Austin	TX	Mainland Properties	—	1,441	13,007	834	1,441	13,841	15,282	5,611	6/16/1999	1999
100	1001 Noble Energy Way	Houston	TX	Mainland Properties	—	3,500	118,128	—	3,500	118,128	121,628	2,707	1/29/2015	1998
101	10451 Clay Road	Houston	TX	Mainland Properties	—	5,200	21,812	—	5,200	21,812	27,012	500	1/29/2015	2013
102	6380 Rogerdale Road	Houston	TX	Mainland Properties	—	13,600	33,228	—	13,600	33,228	46,828	762	1/29/2015	2006
103	4421 W. John Carp. Freeway	Irving	TX	Mainland Properties	—	542	4,879	553	542	5,432	5,974	2,513	3/19/1998	1995

104	8675,8701-8711 Freeport Pkwy and 8901 Esters Boulevard	Irving	TX	Mainland Properties	—	12,300	69,310	—	12,300	69,310	81,610	1,589	1/29/2015	1990

SELECT INCOME REIT

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)

December 31, 2015

(dollars in thousands)

						Initial Cost to		Costs	Gross Amount Carried at
						Company		Capitalized	Close of Period(4)					Original
							Buildings and	Subsequent to		Buildings and		Accumulated	Date	Construction
Property		Location	State	Property Type	Encumbrances(1)	Land	Equipment	Acquisition	Land	Equipment	Total(2)	Depreciation(3)	Acquired	Date
105	1511 East Common Street	New Braunfels	TX	Mainland Properties	—	$2,700	$11,712	$—	$2,700	$11,712	$14,412	$269	1/29/2015	2005
106	2900 West Plano Parkway	Plano	TX	Mainland Properties	—	5,200	22,291	—	5,200	22,291	27,491	511	1/29/2015	1998
107	3400 West Plano Parkway	Plano	TX	Mainland Properties	—	3,000	31,392	—	3,000	31,392	34,392	719	1/29/2015	1994
108	19100 Ridgewood Parkway	San Antonio	TX	Mainland Properties	—	4,600	187,539	—	4,600	187,539	192,139	4,294	1/29/2015	2008
109	3600 Wiseman Boulevard	San Antonio	TX	Mainland Properties	—	3,197	12,175	71	3,197	12,246	15,443	840	3/19/2013	2004
110	1800 Novell Place	Provo	UT	Mainland Properties	—	6,700	78,940	—	6,700	78,940	85,640	7,072	6/1/2012	2000
111	4885-4931 North 300 West	Provo	UT	Mainland Properties	—	3,400	25,938	—	3,400	25,938	29,338	1838	2/28/2013	2009
112	1095 South 4800 West	Salt Lake City	UT	Mainland Properties	—	1,500	6,913	—	1,500	6,913	8,413	159	1/29/2015	2012
113	1901 Meadowville Technology Parkway	Chester	VA	Mainland Properties	49,867	4,000	67,511	—	4,000	67,511	71,511	1,547	1/29/2015	2012
114	501 South 5th Street	Richmond	VA	Mainland Properties	—	13,849	109,823	—	13,849	109,823	123,672	6,864	7/2/2013	2009
115	Parham Place	Richmond	VA	Mainland Properties	—	2,401	7,289	—	2,401	7,289	9,690	76	7/20/2015	2012
116	1751 Blue Hills Drive	Roanoke	VA	Mainland Properties	—	4,300	19,236	224	4,300	19,460	23,760	457	1/29/2015	2003
117	Orbital Sciences Campus	Sterling	VA	Mainland Properties	—	9,875	62,238	—	9,875	62,238	72,113	4,798	11/29/2012	2000;2001
118	181 Battaile Drive	Winchester	VA	Mainland Properties	—	1,487	12,854	—	1,487	12,854	14,341	3,122	4/20/2006	1987
119	351, 401, 501 Elliott Ave West	Seattle	WA	Mainland Properties	69,961	34,999	94,407	—	34,999	94,407	129,406	2,163	1/29/2015	2000
				Totals	$286,747	$1,035,781	$3,042,254	$41,633	$1,036,425	$3,083,243	$4,119,668	$164,779

(1)Represents mortgage debt and includes the unamortized balance of the fair value adjustments totaling $1,249.

(2)Excludes value of real estate intangibles.

(3)Depreciation on buildings and improvements is provided for periods ranging up to 40 years and on equipment up to 12 years.

(4)The total aggregate cost for U.S. federal income tax purposes is approximately $4,458,760.

SELECT INCOME REIT

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)

December 31, 2015

(dollars in thousands)

Analysis of the carrying amount of real estate properties and accumulated depreciation:

	Real Estate	Accumulated
	Properties	Depreciation
Balance at December 31, 2012	$1,295,778	$(46,697)
Additions	350,684	(20,531)
Disposals	(5)	5
Balance at December 31, 2013	1,646,457	(67,223)
Additions	220,398	(27,122)
Disposals	(12)	12
Balance at December 31, 2014	1,866,843	(94,333)
Additions	2,254,827	(72,448)
Disposals	(2,002)	2,002
Balance at December 31, 2015	$4,119,668	$(164,779)